Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

Dated as of June 14, 2018

by and among

JAKKS PACIFIC, INC.,

DISGUISE, INC.,

JAKKS SALES LLC,

MAUI, INC.,

MOOSE MOUNTAIN MARKETING, INC. and

KIDS ONLY, INC.,

as Borrowers,

JAKKS PACIFIC, INC.,

as Borrower Representative,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

GACP FINANCE CO., LLC,

as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

i

(continued)

ii

(continued)

iii

(continued)

SCHEDULES

Schedule 1	Term Loan Commitments
Schedule 3.01	Conditions Precedent
Schedule 4.05	Litigation
Schedule 4.07	ERISA Compliance
Schedule 4.10	Tax Audits
Schedule 4.12	Material Adverse Effect
Schedule 4.14	Environmental
Schedule 4.17	Labor Relations
Schedule 4.19	Insurance
Schedule 4.21	Perfection Certificate
Schedule 4.22	Government Contracts
Schedule 4.23	Customer and Trade Relations
Schedule 4.24	Bonding
Schedule 5.01	Financial Statements, Certificates and Other Reports
Schedule 5.10	HK Deposit Accounts Not at Wells Fargo
Schedule 5.16	Post-Closing Obligations
Schedule 6.01	Liens
Schedule 6.04	Investments
Schedule 6.05	Indebtedness
Schedule 6.06	Transactions with Affiliates
Schedule 6.09	Contingent Obligations
Schedule 10.02	Notice Addresses

EXHIBITS

Exhibit 5.01	Form of Compliance Certificate
Exhibit 10.07	Form of Assignment
Exhibit 12.02(a)	Form of Borrowing Base Certificate
Exhibit 12.02(b)	Form of Term Note

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of June 14, 2018, by and among JAKKS PACIFIC, INC., a Delaware corporation, for itself and as successor by merger to Creative Designs International, Ltd., a Delaware corporation (“JAKKS”), DISGUISE, INC., a Delaware corporation (“Disguise”), JAKKS SALES LLC, a Delaware limited liability company (formerly known as JAKKS Sales Corporation, a Delaware corporation) (“JAKKS Sales”), MAUI, INC., an Ohio corporation (“Maui”), MOOSE MOUNTAIN MARKETING, INC., a New Jersey corporation (“Moose”), KIDS ONLY, INC., a Massachusetts corporation (“Kids” and together with JAKKS, Disguise, JAKKS Sales, Maui and Moose are sometimes referred to herein collectively as “Borrowers” and individually as a “Borrower”), JAKKS, as Borrower Representative (“Borrower Representative”), the other Persons party hereto that are designated as a “Credit Party,” the financial institutions from time to time party hereto (collectively, “Lenders” and individually each a “Lender”), and GACP FINANCE CO., LLC, a Delaware limited liability company (in its individual capacity, “GACP”), as Agent for Secured Parties (in such capacity, “Agent”).

RECITALS

Borrowers have requested, and Lenders have agreed to make available to Borrowers, a term loan facility (the “Term Loan Facility”) upon and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE CREDITS

Section 1.01         Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make a Term Loan, in Dollars, to Borrowers in the amount set forth opposite such Lender’s name in Schedule 1 under the heading “Term Loan Commitments”. The Aggregate Term Loan Commitments shall expire upon the funding of the Term Loan by the Lenders. Once repaid, whether such payment is voluntary, scheduled or mandatory, no portion of the Term Loan may be reborrowed.

Section 1.02         Evidence of Term Loan; Term Notes. The Term Loan made by each Lender is evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in the original principal amount of such Lender’s Term Loan Commitment.

Section 1.03         Interest.

(a)          Interest. Except as otherwise provided herein, each Term Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to LIBOR plus the Applicable Margin. Each determination of an interest rate by Agent shall be conclusive and binding on each Borrower and Lenders in the absence of manifest error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Interest on the Term Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of any principal portion of the Term Loan.

(b)          Default Rate. At the election of Agent or the Required Lenders while any Event of Default exists and is continuing (or automatically while any Event of Default under Section 8.01(a), (f) or (g) exists), Borrowers shall pay interest on the Obligations, from and after the date of occurrence of such Event of Default and for as long as it continues, at the Default Rate. All such interest shall be payable on demand of Agent or the Required Lenders.

(c)          Maximum Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of Borrowers hereunder are subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

Section 1.04         Loan Accounts. Agent, on behalf of Lenders, shall record on its books and records the initial principal amount of the Term Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to Borrower Representative on a monthly basis an interest statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

Section 1.05         Register. Agent, acting as a non-fiduciary agent of Borrowers solely for tax purposes and solely with respect to the actions described in this Section, shall establish and maintain (a) a record of ownership (the “Register”), by book entry, of the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Obligations, each of their obligations under this Agreement to participate in each Loan, and any assignment of any such interest, obligation or right and (b) accounts in the Register in accordance with its usual practice. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes) are registered obligations and shall be maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and transferable only upon notation of such transfer in the Register. Credit Parties, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by Borrowers, Borrower Representative, Agent, and such Lender (as to only its Term Loan).

Section 1.06         Protective Advances. Agent shall be authorized at any time after the Closing Date, to make advances (“Protective Advances”) up to an aggregate principal amount not to exceed at any time $3,000,000, if Agent deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of the Obligations. Each Lender shall participate in each Protective Advance in accordance with its Term Loan Percentage. All Protective Advances shall constitute Term Loans, shall bear interest at the Default Rate and shall be due and payable upon demand of the Agent.

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Section 1.07         Optional Prepayments.

(a)          Generally. The Borrowers may, upon prior notice by Borrower Representative to Agent, at any time and from time to time voluntarily prepay the Term Loan in whole or in part; provided that (i) such notice must be received by Agent not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment and (ii) any such prepayment shall be in a minimum amount equal to $1,000,000 and in increments of $100,000 in excess thereof or, if less, the entire principal amount of the Term Loan then outstanding. Together with each prepayment under this Section 1.07, the Borrowers shall pay any amounts required pursuant to Sections 1.03, 1.09 and 11.04.

(b)          Notice. The notice of any prepayment of the Term Loan shall not thereafter be revocable by the Borrowers or Borrower Representative and Agent will promptly notify each Lender thereof and of such Lender’s Term Loan Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein.

Section 1.08         Mandatory Prepayments.

(a)          Termination Date. The Borrowers shall pay to the Lenders in full on the Termination Date the principal amount of the Term Loan outstanding on the Termination Date, together with any amounts required pursuant to Sections 1.03, 1.09 and 11.04.

(b)          Asset Dispositions; Events of Loss. If the aggregate amount of the Net Proceeds received by a Credit Party in connection with a Disposition or an Event of Loss and all other Dispositions and Events of Loss occurring during any Fiscal Year exceeds $500,000, then (i) Borrower Representative shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds in respect thereof) and (ii) subject to the Intercreditor Agreement, promptly upon receipt by a Credit Party of the Net Proceeds of such Disposition or Event of Loss, Borrowers shall deliver or cause to be delivered to Agent for distribution to Lenders as a prepayment of the Obligations, an amount equal to the lesser of (A) such Net Proceeds or (B) the outstanding Obligations. If no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of a Borrower, within 180 days after the date of such Disposition or Event of Loss; provided, that Borrower Representative notifies Agent of such Credit Party’s intent to reinvest, the proposed date of such reinvestment at the time such proceeds are received and the date reinvestment occurs. Pending such reinvestment, subject to the Intercreditor Agreement, an amount equal to the lesser of (A) such Net Proceeds or (B) the outstanding Obligations, shall be delivered to Agent, for distribution to the Lenders. Notwithstanding the foregoing, amounts otherwise payable pursuant to this Section 1.08(a) on account of Revolving Loan Priority Collateral (as defined in the Intercreditor Agreement), if any, shall not be payable hereunder to the extent that they are paid to the ABL Lenders pursuant to the ABL Credit Agreement.

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(c)          Issuance of Securities. Except to the extent applied to any obligations pursuant to the ABL Credit Agreement and the Share Increase Transaction (if any), immediately upon the receipt by any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, and (ii) Excluded Equity Issuances), Borrowers shall deliver, or cause to be delivered, to Agent, for distribution to Lenders as a prepayment of the Term Loan, an amount equal to the lesser of (A) such Net Issuance Proceeds or (B) the outstanding Obligations in accordance with their Term Loan Percentages.

(d)          No Availability. If (a) on any date both (i) the Term Loan Push-Down Reserve is being applied against the Borrowing Base and (ii) the then outstanding principal balance of the Revolving Loans exceeds the Maximum Revolving Loan Balance (such amount, the “ABL Excess”), and (b) Borrowers do not repay the outstanding Revolving Loans in the amount of the ABL Excess within one Business Day of such date (or within five Business Days if the ABL Excess results solely from changes to Reserves (other than the Term Loan Push-Down Reserve), the criteria of Eligible Accounts or Eligible Inventory, or advance rates in the Borrowing Base, in each case as implemented by the ABL Agent in accordance with the terms of the ABL Credit Agreement and the Intercreditor Agreement), then the Borrowers shall immediately repay the Term Loan in amount equal to the lesser of (1) the amount of the Term Loan Push-Down Reserve and (2) the ABL Excess.

Section 1.09         Fees.

(a)          Fees. Borrowers shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in the Fee Letter.

(b)          Prepayment Fee. If (i) Borrowers make any voluntary prepayment of the Term Loan, or (ii) Borrowers make or are required to make any mandatory prepayment of the Term Loan pursuant to Sections 1.08(b), (c) or (d) (other than any scheduled installment), or (iii) all or any portion of the Term Loan has become or is deemed to be due and payable pursuant to Article VIII, in each case whether before or after acceleration of the Obligations, then in each case, Borrowers shall pay to Agent, for the pro rata benefit of the applicable Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, a fee (the “Prepayment Fee”) equal to the following amounts:

Prepayment Date	Prepayment Fee
From and after the Closing Date through and including the first anniversary of the Closing Date (the “Prepayment Period”)

(A) If a Share Increase Transaction has not occurred, an amount equal to (1) the amount of interest which would have accrued on the Prepaid Principal Amount during the Prepayment Period (calculated using the interest rate accruing under Section 1.03(a) on the date of such prepayment), minus the aggregate amount of cash interest actually paid on such Prepaid Principal Amount to the date of prepayment plus (2) 2.00% of the Prepaid Principal Amount; or

(B) If a Share Increase Transaction has occurred, an amount equal to the greater of (1) the amount of interest which would have accrued on the Prepaid Principal Amount during the Prepayment Period (calculated using the interest rate accruing under Section 1.03(a) on the date of such prepayment), minus the aggregate amount of cash interest actually paid on such Prepaid Principal Amount to the date of prepayment or (2) 2.00% of the Prepaid Principal Amount.

After the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date	An amount equal to 2.00% of the Prepaid Principal Amount.

After the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date	An amount equal to 1.00% of the Prepaid Principal Amount.

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Credit Parties agree that the Prepayment Fee is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan.

Section 1.10         Payments by Borrowers.

(a)          Generally. All payments to be made by each Credit Party under the Loan Documents shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified by Agent and shall be made in Dollars, by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. on the date due. Any payment which is received by Agent later than 1:00 p.m. may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Each Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b)          Non-Business Day. Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as applicable.

(c)          Amortization. The Borrowers shall pay the principal amount of the Term Loan as follows: (i) 10% per annum in arrears in monthly installments commencing on the last Business Day of June 2019 and continuing on the last Business Day of each month thereafter and (ii) a final installment equal to the remaining outstanding principal balance of the Term Loan, payable on the Termination Date. Unless sooner paid in full, the outstanding principal balance of the Term Loan must be paid in full on the Termination Date.

(d)          Application Following an Event of Default. During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders, apply any payments received by Agent in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows and in such priority:

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(i)          first, to all amounts owing to Agent or the Lenders in respect of Protective Advances;

(ii)         second, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by Credit Parties under the Loan Documents;

(iii)        third, without duplication, to payment of Attorney Costs of Lenders payable or reimbursable by Borrowers under this Agreement;

(iv)        fourth, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders;

(v)         fifth, to payment of principal of the Obligations;

(vi)        sixth, to payment of any other amounts owing constituting Obligations; and

(vii)       seventh, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

Each of Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses first, fourth, fifth and sixth above; provided, that no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor.

Section 1.11         Settlement.

(a)          Settlement. At least once each calendar month (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Term Loan Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Term Loan. Agent shall pay to each Lender such Lender’s Term Loan Percentage of principal, interest and fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Term Loan held by it. Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. on the next Business Day following each Settlement Date.

(b)          Return of Payments. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. If Agent determines at any time that any amount received by Agent under any Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

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Section 1.12         Procedures. Agent is hereby authorized by each Credit Party and each other Secured Party to establish commercially reasonable procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

Section 1.13         Borrower Representative. JAKKS hereby (a) is designated and appointed by each Credit Party as its representative and agent on its behalf (the “Borrower Representative”) and (b) accepts such appointment as Borrower Representative, in each case, for the purposes of issuing, delivering or receiving any notices, requests, certificates, instructions and consents under the Loan Documents and taking all other actions on behalf of any Credit Party or Credit Parties under the Loan Documents. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Credit Party by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.

ARTICLE II.
BORROWING BASE

Section 2.01         Eligible Accounts. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Domestic Accounts and Eligible Foreign Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, from time to time, to adjust any of the applicable criteria and to establish new criteria and to adjust advance rates with respect to Eligible Domestic Accounts or Eligible Foreign Accounts, in its Permitted Discretion. “Eligible Domestic Accounts” and “Eligible Foreign Accounts” shall have the meaning as set forth in the ABL Credit Agreement as in effect on the Closing Date, as may be amended in accordance with the Intercreditor Agreement.

Section 2.02         Eligible Licensed Inventory. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Licensed Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, from time to time, to adjust any of the applicable criteria, to establish new criteria and to adjust advance rates with respect to Eligible Licensed Inventory in its Permitted Discretion, subject to the approval of Required Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. “Eligible Licensed Inventory” shall mean (i) Disney Inventory and (ii) Inventory that is subject to any license under which one or more Borrowers is the licensee and for which the Borrowers have obtained appropriate waivers and documentation from applicable Licensors consenting to, among other things, the grant of a security interest in favor of the Agent and the Agent’s ability to liquidate such Inventory, in each case in form and substance satisfactory to the Agent in the Agent’s Permitted Discretion; provided, that Eligible Licensed Inventory shall not include any of the following:

(a)          Condition. Inventory that is excess, obsolete, damaged, unsaleable, shopworn or seconds;

(b)          Locations < $100M. Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c)          Consignment. Inventory that is placed on consignment;

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(d)          Off-Site. Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and set forth in the Perfection Certificate or (ii) is stored at a leased location, unless (A) a reasonably satisfactory landlord waiver is delivered to Agent, or (B) Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (A) a reasonably satisfactory, acknowledged bailee letter is received by Agent with respect thereto and (B) Reserves satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver is delivered to Agent;

(e)          In-Transit. Inventory that is in transit, except for Inventory in transit between domestic locations of Credit Parties as to which Agent’s Liens have been perfected at origin and destination;

(f)          Customized. Inventory subject to any licensing, trademark, trade name, patent or copyright agreements with any third parties (A) which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies) and (B) for which such agreement has not been collaterally assigned to Agent for the benefit of Secured Parties;

(g)          Packing/Shipping Materials. Inventory that consists of packing or shipping materials, or manufacturing supplies;

(h)         Tooling. Inventory that consists of tooling or replacement parts;

(i)           Display. Inventory that consists of display items;

(j)          Returns. Inventory that consists of damaged or defective goods that have been returned by the buyer;

(k)          Freight. Inventory that consists of any costs associated with “freight in” charges in excess of normal freight charges;

(l)          Hazardous Materials. Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m)         Un-insured. Inventory that is not covered by casualty insurance reasonably acceptable to Agent;

(n)          Not Owned/Other Liens. Inventory that is not owned by a Credit Party or is subject to Liens other than Permitted Liens described in Section 6.01(b), (c), (d) and (f) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party’s performance with respect to that Inventory);

(o)          Not Perfected. Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and Secured Parties, except for Liens described in Section 6.01(d) (subject to Reserves);

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(p)          Negotiable Bill of Sale. Inventory that is covered by a negotiable document of title, unless such document is delivered to Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Agent, on behalf of itself and Secured Parties; or

(q)          Not Ordinary Course. Inventory (other than raw materials) that is not of a type held for sale in the Ordinary Course of Business of a Credit Party.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.01         Conditions to Effectiveness. The obligation of each Lender to make the Term Loans hereunder is subject to satisfaction of the conditions set forth on Schedule 3.01, in a manner satisfactory to Agent. For the purpose of determining satisfaction with such conditions, each Lender that has signed and delivered this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section unless the Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Credit Parties, jointly and severally, represent and warrant to Agent and each Secured Party that the following are true, correct and complete as of the Closing Date and as of the date each Borrowing Base Certificate is delivered to Agent pursuant to Schedule 5.01:

Section 4.01         Corporate Existence and Power. Each Credit Party, each of its respective Subsidiaries (other than the Specified Foreign Subsidiaries) and, to the knowledge of Credit Parties, each of the Specified Foreign Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or (d) above, to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.02         Corporate Authorization; No Contravention. The execution, delivery and performance by each Credit Party (and any Subsidiary thereof, if applicable) of each Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (c) violate any Requirement of Law in any material respect.

Section 4.03         Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Loan Document except (a) recordings and filings in connection with the Liens granted to Agent under the Collateral Documents and (b) those obtained or made on or prior to the Closing Date.

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Section 4.04         Binding Effect. This Agreement and each other Loan Document to which any Credit Party or any Subsidiary is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.05         Litigation. Except as specifically disclosed in Schedule 4.05, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary or any of their respective Properties which: (a) purport to affect or pertain to any Loan Document, or any transactions contemplated thereby; (b) would reasonably be expected to result in monetary judgment(s) or relief, individually or in the aggregate, in excess of $500,000; or (c) seek an injunction or other equitable relief which would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature is issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of any Loan Document, or directing that the transactions provided therein not be consummated as provided therein. As of the Closing Date, no Credit Party or any Subsidiary is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

Section 4.06         No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral. No Credit Party and no Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

Section 4.07         ERISA Compliance. Schedule 4.07 sets forth, as of the Closing Date, a complete and accurate list of, and separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies and is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law. Except for those that would not reasonably be expected to result in Liabilities in excess of $500,000 in the aggregate, there are no existing or pending (or to the knowledge of any Credit Party, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party or any of its Subsidiaries incurs or otherwise has or could have an obligation or any Liability. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any property of any Credit Party or any of its Subsidiaries.

Section 4.08         Margin Regulations. No Credit Party or any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Credit Party nor any of its Subsidiaries expects to acquire any Margin Stock.

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Section 4.09         Ownership of Property; Liens. Each Credit Party, each of its respective Subsidiaries (other than the Specified Foreign Subsidiaries) and, to the knowledge of Credit Parties, each of the Specified Foreign Subsidiaries, have good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, in each case subject to no Liens other than Permitted Liens.

Section 4.10         Taxes. All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid when due and owing except for those Contested in Good Faith. Except as set forth on Schedule 4.10, as of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for Taxes is given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.60011-4(b) or is a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.11         Financial Statements; Projections. (a) Each of (i) the audited Financial Statements delivered pursuant hereto, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for each Fiscal Year and (ii) the unaudited Financial Statements delivered pursuant hereto for the fiscal months covered thereby, in each case: (A) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, subject to, in the case of the unaudited Financial Statements, normal year-end adjustments and the lack of footnote disclosures; and (B) taken as a whole, are complete and correct in all material respects, and accurately and fairly present in all material respects the consolidated financial condition and of the Consolidated Group as of the dates thereof and results of operations for the periods covered thereby. (b) The pro forma unaudited consolidated balance sheet of the Consolidated Group delivered on the Closing Date was prepared by Credit Parties giving pro forma effect to the funding of the Loans, was based on the unaudited consolidated and consolidating balance sheets of the Consolidated Group dated March 31, 2018, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP. (c) All financial performance projections delivered to Agent represent Borrowers’ good faith estimate of future financial performance and are based on fair and reasonable assumptions and investigations by Borrowers. (d) No Credit Party has any Contingent Obligations, liabilities for Taxes or other financial obligations which are material in the aggregate, except as disclosed in the Financial Statements, other than Contingent Obligations owing by JAKKS to Licensors under all License Agreement Guaranties, and other Contingent Obligations disclosed in JAKKS’ Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission.

Section 4.12         Material Adverse Effect. Except as specifically disclosed in Schedule 4.12, since December 31, 2017, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in Material Adverse Effect.

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Section 4.13         Indebtedness; Contingent Obligations. Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 6.05 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 6.09.

Section 4.14         Environmental Matters. Except as set forth in Schedule 4.14, (a) the operations of each Credit Party and each Subsidiary are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary is party to, and no Credit Party and no Subsidiary and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Credit Party or any Subsidiary and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such Property, (d) no Credit Party and no Subsidiary has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) to the knowledge of Credit Parties, all Real Estate currently or previously owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws, in each case of any of clause (a) through (f) above, except with respect to the existence of any matter that could not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to Credit Parties and their Subsidiaries. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

Section 4.15         Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

Section 4.16         Solvency. Both before and after giving effect to (a) any Loan made and (b) the payment and accrual of all transaction costs in connection with the foregoing, Credit Parties, taken as a whole, and the Borrowers, taken as a whole, are Solvent.

Section 4.17         Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.17, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary.

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Section 4.18         Brokers’ Fees; Transaction Fees. Except for fees payable to Agent and Lenders, none of Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

Section 4.19         Insurance. Schedule 4.19 lists all insurance policies of any nature maintained by the Credit Parties, as of the Closing Date, including issuers, coverages and deductibles. Each Credit Party and each of its Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of Credit Parties and, to the extent relevant, owning similar Properties in localities where such Person operates.

Section 4.20         Outstanding Stock. All issued and outstanding Stock and Stock Equivalents of each Credit Party and each Subsidiary are duly authorized and validly issued, fully paid, non-assessable, as applicable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of Borrowers and Subsidiaries of Borrowers, those in favor of Agent, for the benefit of Secured Parties. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

Section 4.21         Perfection Certificate. The Perfection Certificate contains a complete and accurate description of (a) each Credit Party’s legal name, organizational type, jurisdiction of organization or formation and organizational identification number, if any, (b) the chief executive office, mailing address and principal place of business of each Credit Party, (c) the addresses of all owned and leased Real Estate of each Credit Party, the name and contact information of the landlord with respect to each leased location and the expiration date of the related lease, (d) all the locations where any Credit Party maintains tangible personal property (including goods, inventory and equipment) having an aggregate value in excess of $100,000 per location and all books and records of such Credit Party, (e) with respect to each Credit Party, any change of the name, jurisdiction of organization, corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) or chief executive office of such Credit Party within the five 5 year period immediately preceding the date of the Perfection Certificate, (f) with respect to each Credit Party, any acquisition of all or substantially all of the equity interests of, or all or substantially all of the assets of, another entity within the past five years, (g) all stock, membership interests, partnership interests or other equity interest held by any Credit Party, (h) all copyrights, patents and trademarks and other intellectual property owned by any Credit Party, (i) certain information regarding each Credit Party’s use of trademarks, (j) all license agreements pursuant to which a Credit Party licenses from a third party a patent or other invention used in such Credit Party’s products, (k) all instruments (as such term is defined in New York UCC Article 9) owed to any Credit Party (other than such checks for payment of accounts in the ordinary course of business) and (l) such other information contained therein with respect to Credit Parties, as updated in accordance with Schedule 5.01.

Section 4.22         Government Contracts. Except as set forth in Schedule 4.22, as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

Section 4.23         Customer and Trade Relations. Except as specifically disclosed in Schedule 4.23, as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party or any of its respective Subsidiaries with any customer or group of customers whose purchases during the preceding 12 calendar months caused them to be ranked among the ten largest customers of such Credit Party or any of its Subsidiaries or (b) the business relationship of any Credit Party or any of its Subsidiaries with any supplier essential to its operations.

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Section 4.24         Bonding. Except as set forth in Schedule 4.24, as of the Closing Date and as of the date of each update thereto, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

Section 4.25         Disney Licenses. No default has occurred or is existing under the Disney Licenses or any other Applicable License Agreements.

Section 4.26         [Reserved].

Section 4.27         Subordinated Indebtedness. As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of any Subordinated Indebtedness Documents. All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained therein or in a Subordination Agreement, as applicable. Each of the representations and warranties given by each applicable Credit Party in such Subordinated Indebtedness Documents is true and correct in all material respects and such representations and warranties are incorporated into this Agreement by this Section, mutatis mutandis.

Section 4.28         Full Disclosure. None of the representations or warranties made by any Credit Party in the Loan Documents or any exhibit, report, written statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries pursuant thereto, as of the date such representations and warranties are made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 4.29         OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Credit Party or any of its Subsidiaries is in violation of any Sanctions. No Credit Party or any of its Subsidiaries or, to the knowledge of each Credit Party, any director, officer, employee, agent or Affiliate of such Credit Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries, and to the knowledge of each Credit Party, each director, officer, employee, agent and Affiliate of such Credit Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender or other individual or entity participating in any transaction).

Section 4.30         Patriot Act. Credit Parties and each of their Subsidiaries are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

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Section 4.31         HK Collateral Documents.

(a)          No Filing or Stamp Taxes. Except for registration fees associated with the registration of the HK Collateral Documents at the Hong Kong Companies Registry, there are no Requirements of Law for the HK Collateral Documents to be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the HK Collateral Documents or the transactions contemplated by the HK Collateral Documents.

(b)          Ranking of Collateral. The Agent has a valid and perfected lien on the Collateral under the HK Collateral Documents, which lien is not subject to any prior ranking or pari passu ranking Collateral, other than as may be granted in favor of the ABL Agent to the extent provided in the Intercreditor Agreement.

(c)          Ownership. The entire issued share capital of JAKKS HK is legally and beneficially owned and controlled by JAKKS. The entire issued share capital of each HK Credit Party (other than JAKKS HK) is legally and beneficially owned and controlled (directly or indirectly) by JAKKS HK. The shares in the capital of each HK Credit Party are fully paid and are not subject to any option to purchase or similar rights.

(d)          Legal and beneficial ownership. Each HK Credit Party is the sole legal and beneficial owner of the respective assets over which it purports to grant Collateral.

(e)          Shares. The constitutional documents of HK Credit Parties do not restrict or inhibit any transfer of the shares of any HK Credit Party on creation or enforcement of the HK Collateral Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any HK Credit Party (including any option or right of pre-emption or conversion).

(f)          Representations and Warranties. The representations and warranties contained in each HK Collateral Document are true and accurate at the time they are expressed to be given in each case in accordance with the facts and circumstances then existing.

ARTICLE V.
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until Final Satisfaction:

Section 5.01         Financial Statements, Certificates and Other Reports. Each Credit Party shall maintain, and shall cause each Subsidiary to (a) maintain books and records and a system of accounting established and administered in accordance with sound business practices and in conformity with GAAP; provided, that quarterly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments, (b) maintain at a location in the United States that is subject to a collateral access agreement, true, correct, and current copies of the financial data for the financial transactions of JAKKS Hong Kong, JAKKS Canada, and each other Foreign Subsidiary in a manner consistent with past practice, and (c) upon the reasonable request of Agent, shall cause copies of the books and records of JAKKS Hong Kong and JAKKS Canada that substantiate the transactions recorded in such general ledger to be located at a location in the United States that is subject to a collateral access agreement. Borrowers shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders each of the reports described on Schedule 5.01 as set forth thereon, in each case certified by a Responsible Officer of Borrower Representative.

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Section 5.02         Appraisals. Upon Agent’s request, from time to time, Agent may obtain appraisals, in form and substance and from appraisers reasonably satisfactory to Agent, stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, of all or any portion of the Inventory and (ii) the fair market value, or such other value as determined by Agent (including replacement cost for purposes of Flood Insurance), of any Real Estate owned by any Credit Party, including any appraisal required to comply with FIRREA; provided, that Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring twice per year or more frequently so long as an Event of Default has occurred and is continuing.

Section 5.03         Notices. Borrowers shall notify promptly (and in no event later than three Business Days after a Responsible Officer becomes aware thereof) Agent and each Lender by Electronic Transmission of:

(a)          Default; Event of Default. The occurrence or existence of (i) any Default or Event of Default, or any event or circumstance that could reasonably be expected to become a Default or Event of Default or (ii) any “Default” or “Event of Default” (each as defined in the ABL Credit Agreement), or any event or circumstance that could reasonably be expected to become a “Default” or “Event of Default” (each as defined in the ABL Credit Agreement) under the ABL Facility;

(b)          Breach. Any breach or nonperformance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)          Proceeding. (i) Any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $500,000 and (ii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary (A) in which the amount of damages claimed is $500,000 or more, (B) in which injunctive or similar relief is sought and if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (C) in which the relief sought is an injunction or other stay of the performance of any Loan Document;

(d)          Material Environmental Liabilities. Any event, change, circumstance or occurrence (including any unpermitted Release, any violation of or liability under any Environmental Law or any other Requirement of Law) that, individually or in the aggregate, has had or could reasonably be expected to result in Material Environmental Liabilities;

(e)          Liens. Any Credit Party shall have knowledge, or received notice, of any Lien on any Property of any Credit Party other than Permitted Liens;

(f)           Environmental. (i) The receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

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(g)          Material Adverse Effect. Subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement, any event, change, circumstance or occurrence (including any violation of or liability under ERISA or any other Requirement of Law and any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (it being acknowledged that the Borrowers have notified the Agent and Lenders about the TRU Event);

(h)          Financial Reporting Change. Any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary;

(i)           Subsidiary; Stock. The creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent;

(j)           Tax. (i) The creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or franchise or other material Taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise; and

(k)          Breach of Applicable License Agreement. Any notice of breach or nonperformance of, or any default under any Applicable License Agreement or any material communication from the applicable Licensor to any Credit Party under any Applicable License Agreement.

Each notice pursuant to this Section shall be delivered by Electronic Transmission, accompanied by a statement by a Responsible Officer of Borrower Representative, setting forth details of the occurrence referred to therein (including, if applicable, each clause or provision of any Loan Document that have been breached or violated), and stating what action Borrowers or other Person propose to take with respect thereto and at what time.

Section 5.04         Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)          preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 6.03; and

(b)          preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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Section 5.05         Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.06         Insurance.

(a)          Requirements. Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain in full force and effect all policies of insurance of any kind with respect to the Property and businesses of Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance (other than Real Estate not located in a Special Flood Hazard Area), property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of Credit Parties and (ii) cause all such insurance relating to any Property or business of any Credit Party to name Agent as additional insured or lenders loss payee as agent for Lenders, as appropriate. All policies of insurance on real and personal Property of Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent and naming Agent as lenders loss payee as agent for Lenders) and extra expense and business interruption endorsements. Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance is altered or canceled and that no act or default of Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance. Within 45 days after written notice from Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Federal Flood Insurance requirements.

(b)          Agent’s Right to Purchase. Unless Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Credit Parties’ expense to protect Agent’s and Lenders’ interests in Credit Parties’ and their Subsidiaries’ Properties. This insurance need not protect Credit Parties’ and their Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that insurance has been obtained as required by this Agreement. If Agent purchases insurance, Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance Credit Parties may be able to obtain on their own.

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(c)          Settlement. Credit Parties appoint Agent as their attorney-in-fact to settle or adjust all property damage claims under its casualty insurance policies; provided, that such power of attorney shall only be exercised so long as an Event of Default has occurred and is continuing. Agent shall have no duty to exercise such power of attorney, but may do so at its discretion.

Section 5.07         Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.08         Inspection of Property and Books and Records. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records (provided, that any such examination, audit, inspections, extraction or copying in respect of any personnel records (including medical records) will be subject to any applicable privacy or confidentiality restrictions whether imposed by contract or Requirement of Law), and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at Credit Parties’ expense; provided, that the Agent agrees that as long as no Default or Event of Default has occurred and is continuing and as long as such field examinations, audits and other inspections are conducted or obtained by the ABL Agent at least once in each six (6) month period and with professionals reasonably satisfactory to the Agent, the Agent shall not exercise its rights to obtain field examinations hereunder, so long as the ABL Agent furnishes a copy of each such field examination undertaken by it to the Agent (which the Credit Parties shall authorize and direct the ABL Agent to so do); provided, further that (x) Credit Parties shall only be obligated to reimburse Agent for the expenses for two such field examinations, audits and inspections per year or more frequently if an Event of Default has occurred and is continuing or during a Trigger Period and (y) Agent and each of its Related Persons shall not have access to license agreements with third parties which by their terms prohibit disclosure to non-Credit Parties for so long as any Inventory covered by such agreements is not included in the Borrowing Base. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

Section 5.09         Use of Proceeds. Borrowers shall use the proceeds of the Loans solely as follows: (a) to pay the costs and expenses required to be paid on the Closing Date; (b) to repurchase the 2018 Convertible Notes; and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement. Borrowers shall not use any proceeds of the Loans to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

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Section 5.10         Cash Management Systems. (a) Each Credit Party (other than the HK Credit Parties) shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements, and (b) each HK Credit Party shall deliver, and cause each depository to acknowledge, the Bank Account Notices referenced in the HK Security Debenture, in each case providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (a) any payroll account or disbursing account so long as such account is a zero balance account, (b) petty cash accounts, amounts on deposit in which do not exceed $15,000 in the aggregate at any one time and (c) withholding Tax and fiduciary accounts) at all times. In addition, at Agent’s request, Credit Parties will enter into Control Agreements providing for “springing” cash dominion over disbursement accounts as of the Closing Date, except as set forth in the preceding sentence. Unless and until an Event of Default has occurred and is continuing or Availability falls below $10,000,000, Agent shall not deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Agent. Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements. Except as set forth on Schedule 5.10 with respect to existing deposit accounts maintained with Shanghai Commercial Bank Ltd., HK Credit Parties shall maintain all of their deposit accounts only with Wells Fargo.

Section 5.11         Further Assurances.

(a)          Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)          Promptly upon request by Agent, Credit Parties shall (and, subject to the limitations set forth herein and in the Collateral Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of any Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Secured Parties the rights granted or now or hereafter intended to be granted to Secured Parties under any Loan Document.

(c)          Without limiting the generality of the foregoing, Credit Parties shall cause each of their Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries), promptly after formation or acquisition thereof, to guarantee the Obligations and shall, and shall cause each such Subsidiary, to grant to Agent, for the benefit of Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property, whether now existing or hereinafter acquired, to secure the Obligations and with respect to any Real Estate with a fair market value in excess of $500,000, within 30 days after the Closing Date or any acquisition thereof, as applicable, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, the Mortgage Supporting Documents. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Excluded Domestic Subsidiaries) and Foreign Subsidiaries (other than Excluded Foreign Subsidiaries) and 65% of the outstanding voting Stock and Stock Equivalents and 100% of the outstanding non-voting Stock and Stock Equivalents of each of Excluded Foreign Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary. In connection with each pledge of Stock and Stock Equivalents, Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.

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(d)          If the ABL Lenders receive (directly or indirectly) any additional guaranty, letter of credit, or any other credit enhancement after the Closing Date, each applicable Credit Party shall grant the same to Agent for the benefit of the Lenders.

Section 5.12         Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

Section 5.13         OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Credit Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 5.14         Term Loan Push-Down Reserve Maintained by ABL Agent. The Credit Parties shall request that the ABL Agent implement and maintain the Term Loan Push-Down Reserve against the Borrowing Base at all times.

Section 5.15         Applicable License Agreements. Borrowers shall maintain each Applicable License Agreement in full force and effect (it being understood that the expiration and immediate, automatic renewal of an Applicable License Agreement shall not constitute a breach of this Section 5.15).

Section 5.16         Post-Closing Obligations. Borrowers agree to take such actions or deliver, or cause to be delivered, to Agent, each in form and substance reasonably satisfactory to Agent, each item specified on Schedule 5.14 within the periods specified with respect to such actions and items, or such later date to which Agent may consent in writing.

Section 5.17         Refinancing of 2018 Convertible Notes. The proceeds of the Loans shall be deposited into a deposit account subject to a Control Agreement, and the use of such proceeds shall be restricted in a manner satisfactory to Agent to the repayment of all or a portion of the outstanding 2018 Convertible Notes on or before the maturity date thereof. To the extent any of the 2018 Convertible Notes are not repaid (or otherwise defeased or retired) on the maturity date thereof, (a) the Credit Parties shall have extended such maturity date to a date that is no sooner than that date that is six months after the Stated Maturity Date, and (b) any remaining proceeds of the Loans may be used by Borrowers for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

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ARTICLE VI.
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until Final Satisfaction, no Credit Party shall, and no Credit Party shall suffer or permit any Subsidiary (excluding, in all cases, the JV Entities), directly or indirectly, to:

Section 6.01         Limitation on Liens. Make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          any Lien existing on the Property of a Credit Party or a Subsidiary on the Closing Date and set forth in Schedule 6.01 securing Indebtedness outstanding on such date and permitted by Section 6.05(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.05(c);

(b)          any Lien created under any Loan Document;

(c)          Liens for Taxes (i) which are not past due or remain payable without penalty, or (ii) the nonpayment of which is being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person and the aggregate Liabilities secured by such Lien do not exceed $500,000;

(d)          carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising by operation of law, in the Ordinary Course of Business, which are not past due or remain payable without penalty or which are being Contested in Good Faith;

(e)          Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) disclosed on Schedule 4.24 or to secure liability to insurance carriers, in an aggregate amount pursuant to this Section 6.01(e) not to exceed $500,000;

(f)          Liens (other than for payment of Taxes) arising out of judgments, attachments or awards not resulting in an Event of Default;

(g)          easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary;

(h)          Liens on any Property acquired or held by any Credit Party or any Subsidiary securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property but subject to the dollar limitation in Section 6.05(d); provided, that (i) any such Lien attaches to such Property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

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(i)          Liens securing Capital Lease Obligations permitted under Section 6.05(d);

(j)          any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)          Liens evidenced by precautionary UCC financing statements with respect to any true lease permitted by this Agreement;

(l)           licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business;

(m)         Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under 4- 208 of the UCC;

(n)          Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits; and

(o)          Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business.

(p)          Liens securing the ABL Facility (as in effect on the date of this Agreement and as modified in accordance with this Agreement and the Intercreditor Agreement), so long as those Liens are subject to the terms of the Intercreditor Agreement.

(q)          Liens arising under the factoring agreements with Standard Chartered Bank with respect to Accounts owing from Wal-Mart to any of the HK Credit Parties, so long as such Liens are limited to such Accounts and the Proceeds thereof.

Section 6.02         Disposition of Property. Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property or enter into any agreement to do any of the foregoing, except:

(a)          dispositions to any Person of inventory, or worn out or surplus equipment, all in the Ordinary Course of Business, provided that such disposition shall not be made to any Affiliate who is not a Credit Party;

(b)          dispositions (other than of any Stock of any Credit Party or any Subsidiary thereof or any Accounts of any Credit Party) not otherwise permitted hereunder which are made for fair market value so long as Borrowers make any mandatory prepayment in the amount of the Net Proceeds of such disposition if and to the extent required by Section 1.08; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 90% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $1,000,000 and (iv) after giving effect to such disposition, Credit Parties are in compliance on a pro forma basis with the covenants set forth in ARTICLE VII;

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(c)          (i) dispositions of Cash Equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Credit Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d)          transactions permitted under Section 6.01(l); and

(e)          dispositions of inventory that are comprised of goods which are defective.

Section 6.03         Consolidations and Mergers. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five Business Days prior written notice to Agent, (a) any Subsidiary that is a Credit Party may merge with, or dissolve or liquidate into, any other Credit Party, (b) any Subsidiary that is not a Credit Party may merge with, or dissolve or liquidate into, a Borrower or a Wholly-Owned Subsidiary which is a Domestic Subsidiary; provided, that (i) such Borrower or such Wholly-Owned Subsidiary is the continuing or surviving entity and (ii) all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent have been completed, and (c) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary; provided, that if a Foreign Subsidiary that is not an Excluded Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such Foreign Subsidiary that is not an Excluded Foreign Subsidiary shall be the continuing or surviving entity.

Section 6.04         Acquisitions; Loans and Investments. Purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary; make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation or other combination; or make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Subsidiary (each an “Investment”), except for:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments consisting of (i) extensions of credit or capital contributions by any Credit Party to or in any other then existing Credit Party, (ii) extensions of credit or capital contributions by a Borrower or any other Credit Party to or in any then existing Foreign Subsidiaries not to exceed $5,000,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, that (A) if any Credit Party executes and delivers to any Borrower a note (collectively, the “Intercompany Notes”) to evidence any Investments described in the foregoing clauses (i) and (ii) above, that Intercompany Note shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall accurately record all intercompany transactions on its books and records; (C) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, the Borrowers, on a consolidated basis, shall be Solvent; and (D) the aggregate amount of such intercompany Indebtedness owing by any Credit Party individually or in the aggregate shall not exceed $5,000,000 at any one time outstanding;

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(c)          Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.02(b);

(d)          Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)          Investments existing on the Closing Date and set forth in Schedule 6.04; and

(f)           loans or advances to employees permitted under Section 6.06.

Section 6.05         Limitation on Indebtedness. Create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of “Indebtedness” and permitted pursuant to Section 6.09;

(c)          Indebtedness existing on the Closing Date and set forth in Schedule 6.05 including Permitted Refinancings thereof;

(d)          Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by Section 6.01(h) and Permitted Refinancings thereof;

(e)          unsecured intercompany Indebtedness permitted pursuant to Section 6.04(b);

(f)          Permitted Surety Bonds;

(g)          post-closing payment obligations existing on the Closing Date with respect to acquisitions made by JAKKS prior to the Closing Date not to exceed $2,100,000 in the aggregate;

(h)          401(k) deferrals and matches that are paid within 30 days of the applicable payroll withholding date;

(i)          Subordinated Indebtedness (including for the purpose of refinancing the 2018 Convertible Notes as contemplated by Section 5.17);

(j)          Indebtedness under the ABL Loan Documents (as in effect on the Closing Date and as modified in accordance with this Agreement and the Intercreditor Agreement); and

(k)          Indebtedness arising under the factoring agreements with Standard Chartered Bank with respect to Accounts owing from Wal-Mart to any of the HK Credit Parties.

Section 6.06         Employee Loans and Transactions with Affiliates. Enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a)          as expressly permitted by this Agreement;

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(b)          in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Subsidiary and which are disclosed in writing to Agent;

(c)          loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate outstanding at any time;

(d)          non-cash loans or advances made by JAKKS to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of JAKKS;

(e)          all such transactions existing as of the Closing Date are described in Schedule 6.06;

(f)          [reserved];

(g)          all transactions, payments, outstanding intercompany balances, Property transfers and other activities constituting the transfer pricing system consistent with past practice between any Credit Party and its respective Affiliates; and

(h)          property transfers between Borrowers in the Ordinary Course of Business and consistent with past practice, not otherwise prohibited hereunder or by any Loan Documents.

Section 6.07         Fees and Compensation. Pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except:

(a)          payment of compensation to officers, employees, consultants, sales representatives and other agents, in each case for actual services rendered to Credit Parties and their Subsidiaries in the Ordinary Course of Business and, to the extent required by any organizational documents, that have been approved by JAKKS’ board of directors or independent compensation committee, as applicable; and

(b)          payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred by directors and officers in the Ordinary Course of Business in connection with attending board of director meetings;

Section 6.08         Use of Proceeds. Use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, (b) to Borrowers’ knowledge, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, (iii) to Borrowers’ knowledge, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws, or (iv) or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

Section 6.09         Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

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(a)          endorsements for collection or deposit in the Ordinary Course of Business;

(b)          Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)          Contingent Obligations existing as of the Closing Date and listed in Schedule 6.09, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)          Indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder, (ii) purchasers in connection with dispositions permitted under Section 6.02(b) and (iii) title insurers to cause such title insurers to issue to Agent title insurance policies;

(e)          Guaranties (other than License Agreement Guaranties) made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided, that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent; and

(f)          Contingent Obligations owing by JAKKS to Licensors under all License Agreement Guaranties.

Section 6.10         Restricted Payments. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (each, a “Restricted Payment”); except that

(a)          any Wholly-Owned Subsidiary of a Borrower may declare and pay dividends to a Borrower or any Wholly-Owned Subsidiary of a Borrower;

(b)          any Credit Party may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(c)          JAKKS may pay interest arising in the Ordinary Course of Business under the 2018 Convertible Notes, Oasis Convertible Notes and 2020 Convertible Notes;

(d)          JAKKS may refinance, defease, retire or extend the maturity date of the 2018 Convertible Notes, provided that at the time of such refinancing, defeasance, retirement or extension and after giving effect thereto, no Default or Event of Default has occurred and is continuing. For the avoidance of doubt, JAKKS may not repurchase or repay the 2020 Convertible Notes or the Oasis Convertible Notes;

(e)          [reserved] and

(f)          JAKKS may redeem common Stock owned by employees for the express purpose of permitting such employees to satisfy their respective income tax obligations that result directly from the vesting of restricted Stock grants owned by such employees, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

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Section 6.11         Change in Business. Engage in any line of business substantially different from those lines of business carried on by it on the Closing Date.

Section 6.12         Change in Structure. Except as expressly permitted under Section 6.03, make any material changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents in any material respect and, in each case, in any respect adverse to Agent or Lenders. Nothing in this Section 6.12 shall prohibit the issuance of common stock in connection with the conversion of any of the 2018 Convertible Notes, Oasis Convertible Notes and 2020 Convertible Notes to the extent not otherwise prohibited by the terms of this Agreement.

Section 6.13         Changes in Accounting, Name or Jurisdiction of Organization. (a) Make any significant change in accounting treatment or reporting practices, except as required by GAAP and in compliance with Section 12.04, (b) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary, (c) change its name as it appears in official filings in its jurisdiction of organization or (d) change its jurisdiction of organization, in the case of clauses (c) and (d) above, without at least 20 days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent to continue the perfection of its Liens have been completed.

Section 6.14         Amendments to Subordinated Indebtedness and Applicable License Agreements. Change or amend the terms of any (i) Applicable License Agreements, (ii) Subordinated Indebtedness Documents except to the extent permitted by the Subordination Agreement, or (iii) any other Subordinated Indebtedness not subject to a Subordination Agreement, if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to Credit Parties, Agent or Lenders.

Section 6.15         No Negative Pledges. (i) Restrict or limit the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any other Credit Party; or (ii) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, except (a) in connection with any document or instrument governing Liens permitted pursuant to Section 6.01(h) and (i), provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, and (b) with respect to Inventory subject to a license agreement with third parties, provided that any such Inventory is not included in the Borrowing Base.

Section 6.16         Issuances of Stock. Issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under Section 8.01(j) and (ii) with respect to each direct or indirect Subsidiary of any Borrower, unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of Credit Parties owned by JAKKS are pledged to Agent as of the Closing Date.

Section 6.17         Sale-Leasebacks. Engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

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Section 6.18         Hazardous Materials. Cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.19         Prepayments of Other Indebtedness. Purchase, redeem, defease or prepay any portion of, or any interest with respect to, any Indebtedness prior to its scheduled maturity, other than

(a)          the Obligations,

(b)          Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in a transaction permitted hereunder,

(c)          a Permitted Refinancing of Indebtedness permitted under Section 6.05(c) or (d),

(d)          prepayments of other Indebtedness (excluding Subordinated Indebtedness) so long as the amounts prepaid do not exceed $1,000,000 in the aggregate,

(e)          prepayment of intercompany Indebtedness to Credit Parties,

(f)           prepayments permitted under Section 6.10; and

(g)          the payment of the Indebtedness created under the ABL Loan Documents (subject to the Intercreditor Agreement).

ARTICLE VII.
FINANCIAL COVENANTS

Each Credit Party covenants and agrees that until Final Satisfaction:

Section 7.01         Reserved.

Section 7.02         Fixed Charge Coverage Ratio. On any date that Availability is less than $10,000,000, Credit Parties shall not permit the Fixed Charge Coverage Ratio of the Credit Parties for the 12 fiscal month period ending as of the last day of the most recent fiscal month for which monthly financial statements have been delivered to Agent in accordance with Section 5.01, and on the end of each fiscal month thereafter, to be less than 1.25 to 1.00.

Section 7.03         Minimum Liquidity. The Credit Parties shall not permit Liquidity to be less than $10,000,000 at any time.

ARTICLE VIII.
EVENTS OF DEFAULT

Section 8.01         Events of Default. Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. Any Credit Party fails (i) to pay when due any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or (ii) to pay within three Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable under any Loan Document;

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(b)          Representation or Warranty. (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made in any Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under any Loan Document, shall prove to have been incorrect in any material respect (without the duplication of any materiality provisions contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the Borrowing Base or the Term Loan Borrowing Base and (C) errors occurring when Availability continues to exceed $15,000,000 after giving effect to the correction of such errors).

(c)          Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of the Fee Letter, Section 5.01, Section 5.03(a), Section 5.06, Section 5.08, Section 5.09, Section 5.10, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17 or ARTICLE VI or ARTICLE VII.

(d)          Other Defaults. Any Credit Party or Subsidiary fails to perform or observe any other term, covenant or agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower Representative by Agent or Required Lenders;

(e)          Cross Default. (1) Any Credit Party or any Subsidiary fails to make any payment when due or to perform or observe any other condition or covenant, or any other default or event of default shall occur or condition exist, under any agreement or instrument relating to (i) any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 (or, in the case of any such Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) related to any Disney License or Disney Inventory, $2,500,000), (ii) the 2020 Convertible Notes, or (iii) the Oasis Convertible Notes and in each case such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (2) any default under an Applicable License Agreement occurs;

(f)           Insolvency; Voluntary Proceedings. The Borrowers, on a consolidated basis, cease or fail, or Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing;

(g)          Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Credit Party or Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the application for, or any Credit Party or any Subsidiary acquiesces in, the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

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(h)          Judgments. One or more judgments, orders, decrees or arbitration awards shall be entered against any Credit Party or any Subsidiary, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Credit Party or any Subsidiary to enforce any such judgment and such judgment either (i) involving in the aggregate a liability of $500,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(i)           Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary party thereto or any Credit Party or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(j)           Change in Control. A Change in Control shall have occurred;

(k)          ERISA. An ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in liability of any Credit Party (including any liability arising indirectly from its ERISA Affiliates) in an aggregate amount exceeding $500,000;

(l)           Damage; Casualty. Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of Credit Parties generating more than 10% of Borrowers’ consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days;

(m)          Material Agreements. Any default or breach by any Borrower occurs and is continuing under one or more license agreements generating in the aggregate more that 10% of Borrowers’ consolidated revenues for the Fiscal Year preceding such event, or such agreement or agreements are terminated for any reason;

(n)          Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

(o)          ABL Loan Documents. Any default, any breach of any condition or covenant, or any other event shall occur or condition shall exist, under the ABL Loan Documents or any instrument relating to any such Indebtedness, if the effect of such event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity;

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(p)          Invalidity of Intercreditor Agreement. The Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with its terms), any Credit Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, the Obligations, for any reason, shall not have the priority contemplated by the Intercreditor Agreement or any party (other than Agent or any Lender) to the Intercreditor Agreement fails to perform or observe any term, covenant or agreement contained therein; or

(q)          HK Credit Parties. It is or becomes unlawful for a HK Credit Party to perform any of its obligations under the Loan Documents, or any HK Credit Party repudiates or rescinds a Loan Document or evidences an intention to repudiate/rescind a Loan Document.

Section 8.02         Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may and shall at the request of the Required Lenders:

(a)          declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all fees and premium (including any amounts due under Section 1.09) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and

(b)          exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, that, upon the occurrence of any event specified in Section 8.01(f) or (g) above (in the case of clause (i) of Section 8.01(g), upon the expiration of the 60-day period mentioned therein), the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

Section 8.03         Rights Not Exclusive. The rights provided for in the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX.
THE AGENT

Section 9.01         Appointment and Duties.

(a)          Appointment of Agent. Each Lender hereby appoints GACP (together with any successor Agent pursuant to Section 9.08) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

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(b)          Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 9.01(a), Agent shall have the sole and exclusive right and authority (to the exclusion of Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Secured Parties with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized or directed.

(c)          Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of Secured Parties, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

(d)          Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if required hereby, a greater proportion of Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of Secured Parties.

Section 9.02         Use of Discretion.

(a)          Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as directed in writing by the Required Lenders (or such other number or percentage of Lenders as provided for herein or in the other Loan Documents); provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law. Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

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(b)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of Secured Parties; provided, that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.09 or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; provided further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 10.09, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 9.03         Delegation of Rights and Duties. Agent may delegate or exercise any of its duties, rights, powers and remedies under any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this ARTICLE IX to the extent provided by Agent.

Section 9.04         Reliance and Liability.

(a)          Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note is assigned in accordance with Section 10.07, (ii) rely on the Register, (iii) consult with any of its Related Persons and any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waive and shall not assert (and each Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as applicable, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)         shall not be responsible to any Secured Party or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

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(iii)        makes no warranty or representation, and shall not be responsible, to any Secured Party or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of or the satisfaction of any condition under any Loan Document or as to the existence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower Representative, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(c)          Each Lender acknowledges and agrees that (i) it is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”), (ii) it received Agent Report solely as a courtesy, without consideration, (iii) Agent Report (A) was prepared by Agent or its Related Persons based upon information provided by Credit Parties solely for Agent’s own internal use, (B) may not be complete and (C) may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of Credit Parties, (iv) neither Agent nor any of its Related Persons is making any representations or warranties with respect to (A) any information contained in any Agent Report or in any related documentation, (B) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or (C) the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation and (v) neither Agent nor any of its Related Persons shall have any duties or obligations with respect to any Agent Report or to correct or update any Agent Report. Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender of its agreements hereunder.

Section 9.05         Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Agent or such Affiliate, as applicable, in its individual capacity as Lender, Lender or as one of the Required Lenders.

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Section 9.06         Lender Credit Decision.

(a)          Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by Agent to Lenders, Agent shall not have any duty or responsibility to provide any Lender with any information concerning any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)          If any Lender has elected to abstain from receiving material non- public information (“MNPI”) concerning Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Agent and/or Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one Business Day) provide such a contact to Agent and Credit Parties upon request therefor by Agent or Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning Credit Parties or their Affiliates.

Section 9.07         Withholding. Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (for any reason), or Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section and Section 10.05(c).

Section 9.08         Resignation of Agent.

(a)          Agent may resign at any time by delivering notice of such resignation to Lenders and Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, after 30 days after the date of the retiring Agent’s notice of resignation, no successor Agent is appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent from among Lenders. So long as no Event of Default exists, each appointment under this Section shall be subject to the prior consent of Borrower Representative, which may not be unreasonably withheld.

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(b)          Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.02, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

Section 9.09         Release of Collateral or Guarantors. Each Secured Party hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii) of Section 9.09(b), release or subordinate) the following:

(a)          any Subsidiary from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)          any Lien held by Agent for the benefit of Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any Property subject to a Lien permitted hereunder in reliance upon Section 6.01(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon Final Satisfaction.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of at least five Business Days’ advance notice from Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section.

Section 9.10         Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this ARTICLE IX and Section 10.01, Section 10.03, Section 10.05(c), Section 10.07, Section 10.08, Section 10.09, Section 10.14, Section 10.21 and Section 11.01 and the decisions and actions of Agent and the Required Lenders (or a greater proportion of Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, that notwithstanding the foregoing, (a) each of Agent and Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (b) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

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ARTICLE X.
MISCELLANEOUS

Section 10.01       Amendments and Waivers.

(a)          No amendment or waiver of any provision of any Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that unless in writing and signed by all Lenders directly affected thereby (or by Agent with the consent of such Lenders), in addition to the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrowers, no such waiver, amendment, or consent shall:

(i)          Increase or extend the Commitment of any Lender;

(ii)         postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document (except mandatory prepayments pursuant to Section 1.08 may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)        reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, except interest at the Default Rate;

(iv)        amend or modify Section 1.10(d);

(v)         change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder;

(vi)        amend this Section or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)       (A) discharge any Credit Party from its respective payment Obligations under the Loan Documents, except as otherwise may be provided in any Loan Document so long as such does not discharge any Borrower or all or substantially all of the value of the guaranties from the Guarantors (except in connection with the merger of any Guarantor into any other Credit Party), in which case all Lenders’ consent is required, or (B) release all or substantially all of the Collateral;

provided, that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii) above.

(b)          No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the consents required under Section 10.01(a), affect the rights or duties of Agent under any Loan Document.

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(c)          No amendment or waiver shall, unless signed by Agent and Required Lenders (or by Agent with the consent of Required Lenders): (i) amend or waive this Section 10.01(c) or the definitions of the terms used in this Section 10.01(c) insofar as the definitions affect the substance of this Section 10.01(c); or (ii) amend or modify the definitions of Eligible Domestic Accounts, Eligible Foreign Accounts, Eligible Licensed Inventory, Borrowing Base, Term Loan Borrowing Base or Term Loan Push-Down Reserve, including any increase in the percentage advance rates in the definition of Borrowing Base, in a manner which would increase the availability of credit under the Term Loan. No amendment or waiver shall, unless signed by all Lenders (or by Agent with the consent of all Lenders) in addition to the Required Lenders (or by Agent with the consent of the Required Lenders), change the definition of (x) the term Required Lenders, (y) the percentage of Lenders which shall be required for Lenders to take any action hereunder or (z) any specific right of Required Lenders to grant or withhold consent or take or omit to take any action hereunder.

(d)          Notwithstanding anything to the contrary contained in this Section, (i) Borrowers may amend the Perfection Certificate upon notice to Agent, and (ii) Agent and Borrowers may amend or modify any Loan Document to grant a new Lien for the benefit of Secured Parties, extend an existing Lien over additional Property for the benefit of Secured Parties or join additional Persons as Credit Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Accounts or Eligible Licensed Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto is completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion.

Section 10.02       Notices.

(a)          Addresses. All notices and other communications required or expressly authorized to be made by any Loan Document shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 10.02 (or with respect to Lenders after the Closing Date, as set forth in the Assignment), (ii) given in accordance with any E-System approved by or set up by or at the direction of Agent or (iii) addressed to such other address as notified in writing (A) in the case of Borrowers and Agent, to the other parties hereto and (B) in the case of all other parties, to Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b)          Effectiveness. (i) All communications described in Section 10.02(a) and all other notices, demands, requests and other communications made in connection with any Loan Document shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System) during normal business hours, upon sender’s receipt of confirmation of proper transmission, (v) if delivered by facsimile (other than to post to an E-System) after normal business hours, upon the later of (A) sender’s receipt of confirmation of proper transmission and (B) the next Business Day, and (vi) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, that that no communications to Agent pursuant to ARTICLE I shall be effective until received by Agent.

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Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

Section 10.03         Electronic Transmissions.

(a)          Authorization. Subject to Section 10.02(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)          Accuracy. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E System shall constitute a representation and warranty by Credit Parties that any representation, warranty, certification or other similar statement made therein is correct and complete except as expressly noted in such communication or E-System.

(c)          Signatures. Subject to Section 10.02(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter and (ii) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E- Signature has been altered after transmission.

(d)          Separate Agreements. All uses of an E-System shall be governed by and subject to the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(e)          LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Credit Party and each Secured Party agree that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

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Section 10.04       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of any Loan Document.

Section 10.05       Costs and Expenses; Indemnification.

(a)          Costs and Expenses. Each Credit Party agrees to pay or reimburse upon demand (i) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (ii) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent and its Related Persons, for all costs and expenses incurred in connection with (A) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (B) the enforcement or preservation of any right or remedy under any Loan Document or of any Obligation or any rights in any of the Collateral or (C) the commencement, defense, conduct of, intervention in, or the taking of any other action (including any preparation for and/or response to any subpoena or request for document production) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary, any Loan Document, Obligation or Related Transaction, including Attorney Costs and (iii) the Lenders for Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (ii) above (and in the event of any conflict, such additional law firms for similarly situated Lenders).

(b)          Indemnity. Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender and each of their respective Related Persons (each such Person, an “Indemnitee”) from and against all Liabilities that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not any such Indemnitee or any of its Related Persons, any holders of securities or creditors is a party thereto, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, that no Credit Party shall have any liability under this Section to any Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each Credit Party waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any Property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any Property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable to acts of such Indemnitee. This Section 10.05(b) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.

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(c)          Lenders’ Obligations. To the extent that Credit Parties for any reason fail to indefeasibly pay any amount required under Section 10.05(a) or (b) to be paid by any of them to Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally and ratably agrees to pay to Agent (or any such sub-agent) or such Related Party, as applicable, such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity.

(d)          Waiver. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor

Section 10.06       Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in full or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 10.07       Binding Effect; Assignments and Participations. This Agreement shall become effective when it is executed by Borrowers and Agent and when Agent is notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of the parties hereto and Secured Parties and, to the extent provided in this Section, their respective successors and permitted assigns; provided, that any assignment by any Lender shall be subject to the provisions of this Section; provided  further, that no Credit Party may assign or transfer any of its rights or obligations under any Loan Document without the prior written consent of Agent and each Lender.

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(a)          Right to Assign. Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person with the consent (which consent shall not be unreasonably withheld) of Agent; provided, that (w) the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest or is made with the prior consent of Borrower Representative (to the extent required) and Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, and (y) interest accrued prior to and through the date of any such Sale may not be assigned. No Sale shall be made to (A) a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or (B) so long as no Event of Default exists, a Disqualified Institution.

(b)          Procedure. The parties to each Sale shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any Tax forms required to be delivered pursuant to Section 11.01(e) and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and any consent required under this Section, from and after the effective date specified in such Assignment, Agent shall record in the Register the information contained in such Assignment.

(c)          Effectiveness. Upon Agent’s recording of an Assignment in the Register, (i) the assignee thereunder shall become a party hereto and have the rights and obligations of a Lender with respect to the Term Loan Facility, (ii) the related Obligations (including any applicable Note) shall be transferred to such assignee through such entry, (iii) the assignor thereunder shall relinquish its rights with respect to the assigned Term Loan Facility to the extent assigned and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, if all of such Lender’s rights and obligations under the Loan Documents are being assigned, such Lender shall cease to be a party hereto) and (iv) the assignor shall file the necessary UCC financing statement amendment identifying the assignee as the secured party thereunder.

(d)          Grant of Security Interests. Without the consent of any Person, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement to any Person (including any federal reserve bank) without notice to any Person; provided, that no such Person shall be entitled to any rights of such Lender hereunder (unless foreclosure is made through an assignment in accordance with Section 10.07(a)), and no such Lender shall be relieved of any of its obligations hereunder.

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(e)          Participants and SPVs. Without the consent of any Person, each Lender may, (a) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (which funding by such SPV shall satisfy such Lender’s obligations) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (b) without notice to any Person, sell participations to one or more Persons (other than a Credit Party or any Affiliate of any Credit Party) in or to all or a portion of its rights and obligations under the Loan Documents; provided, that (i) no such SPV or participant shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder, except that (x) each such participant and SPV shall be entitled to the benefit of ARTICLE XI, but, with respect to Section 11.01, only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant thereto and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation, except to the extent such greater amount results from any Change in Law that occurs after the date such grant or participation is made and (y) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such Lender, provided, that no SPV or participant shall have the right to enforce any of the terms of any Loan Document, and (ii) unless such SPV or participant is an Affiliate or an Approved Fund of such Lender, the consent of such SPV or participant shall not be required for any amendments, waivers or consents under any Loan Document or to exercise or refrain from exercising any powers or rights such Lender in respect of the Loan Documents, except for those described in clauses (ii) and (iii) of Section 10.01(a) to the extent such participant or SPV would be affected thereby or in clause (vi) of Section 10.01(a). No party hereto shall institute (and each Borrower shall not allow any Credit Party not to institute) against any such SPV grantee any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, that each Lender designating such SPV agrees to indemnify each Indemnitee against any Liability that may be incurred by such Indemnitee as a result of failing to institute such proceeding. The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest) to any Person other than Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent shall have no responsibility for maintaining a Participant Register.

Section 10.08       Non-Public Information; Confidentiality.

(a)          Non-Public Information. Each of Agent and each Lender acknowledges and agrees that it may receive MNPI hereunder concerning Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

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(b)          Confidential Information. Each of Agent and each Lender agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document (including due diligence materials provided by the Credit Parties) and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with Borrower Representative’s consent, (ii) to Related Persons of such Lender or Agent, as applicable, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section or (B) available to such Lender or Agent or any of their Related Persons, as applicable, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) (A) to any insurance association or organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information not identifying Credit Parties, (vi) to current or prospective assignees, pledgees or participants and their respective Related Persons, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section and as long as such Person is not a Disqualified Institution, (vii) to any other party hereto, and (viii) in connection with the exercise or enforcement of any right or remedy under any Loan Document or with any litigation or other proceeding, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation of any Credit Party (whether or not a Loan Document), the terms of this Section shall govern.

(c)          Tombstones. Each Credit Party consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials in accordance with all applicable Requirements of Law (including via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Credit Party’s name, product photographs, logo or trademark.

(d)          Press Release and Related Matters. No Credit Party shall, or shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GACP or of any of its Affiliates, the Loan Documents or any transaction contemplated herein or therein to which GACP or any of its affiliates is party without the prior written consent of GACP or such Affiliate except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GACP.

(e)          Distribution of Materials to Lenders. Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to Lenders by posting such Borrower Materials on an E-System. Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System

(f)           Material Non-Public Information. Credit Parties hereby agree that if either they, any parent company or any Subsidiary has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as applicable, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC.” Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent and Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. Credit Parties agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents and (B) materials of a customary nature prepared by Credit Parties or Agent in connection with the administration or syndication of the Loans. Before distribution of any Borrower Materials, Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

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Section 10.09       Set-off; Sharing of Payments.

(a)          Right of Setoff. Each of Agent and each Lender, and each Affiliate of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any deposits at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender, or any of their respective Affiliates to or for the credit or the account of Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of Agent or Required Lenders. Each of Agent and each Lender agrees promptly to notify Borrower Representative and Agent after any such setoff and application made by such Lender or its Affiliates; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section are in addition to any other rights and remedies (including other rights of setoff) that Agent, Lenders, their Affiliates and the other Secured Parties, may have.

(b)          Sharing of Payments, Etc. If any Lender, directly or through an Affiliate, obtains any payment of any Obligation of any Credit Party and such payment exceeds the amount such Lender is entitled to receive under the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied to repay the Obligations in accordance herewith; provided, that (i) if such payment is rescinded or otherwise recovered from such Lender in full or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

Section 10.10     Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.11      Severability. The illegality or unenforceability of any provision of any Loan Document or any instrument or agreement required thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of such Loan Document or any instrument or agreement required thereunder.

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Section 10.12       Captions. The captions and headings of each Loan Document are for convenience of reference only and shall not affect the interpretation thereof.

Section 10.13       Interpretation. Each Loan Document is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties thereto, and is the product of all parties thereto. Accordingly, the Loan Documents shall not be construed against Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Section 10.15 and Section 10.16.

Section 10.14       No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrowers, Credit Parties, Lenders, party hereto, Agent and, subject to the provisions of Section 9.10, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, any Loan Document. Neither Agent nor any Lender shall have any obligation to any Person not a party to any Loan Document.

Section 10.15       Governing Law and Jurisdiction.

(a)          Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST).

(b)          Submission to Jurisdiction. Subject to Section 10.15(d), any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Credit Party hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Party hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)          Service of Process. Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to, arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)          Non-Exclusive Jurisdiction. Nothing contained in this Section shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

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Section 10.16       Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

Section 10.17      Entire Agreement; Release; Survival. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS (EXCLUDING THE FEE LETTER) INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH). Execution of this Agreement by Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of the Loan Documents. (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section, Section 10.05 and ARTICLE IX and XI and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the Final Satisfaction and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 10.18      Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Credit Parties, their senior management and key principals and legal and beneficial owners. Each Credit Party agrees to provide reasonable cooperation in respect of the conduct of such due diligence and further agrees that the reasonable out-of-pocket costs and charges for any such due diligence by Agent shall constitute costs and expenses reimbursable hereunder and be for the account of Borrowers.

Section 10.19       Replacement of Lender. Within forty-five days after: (i) receipt by Borrower Representative of written notice and demand from any Lender that is not Agent or an Affiliate of Agent (an “Affected Lender”) for payment of additional costs as provided in Section 11.01, Section 11.03 or Section 11.06; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document to which Required Lenders have consented but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto (“Non-Consenting Lender”), Borrowers may, at their option, notify Agent and such Affected Lender or Non-Consenting Lender, as applicable, of Borrowers’ intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender or Non- Consenting Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrowers obtain a Replacement Lender within 45 days following notice of its intention to do so, the Affected Lender or Non-Consenting Lender, as applicable, shall sell and assign its Loans and Commitments to such Replacement Lender, at par; provided, that Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 10.07 within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section, Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by Borrowers, the Replacement Lender and Agent, shall be effective for purposes of this Section and Section 10.07.

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Section 10.20       Joint and Several. The obligations of Credit Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to ARTICLE II of the Guaranty and Security Agreement, to which the obligations of each Borrower and the other Credit Parties are subject.

Section 10.21       Creditor-Debtor Relationship. The relationship between Agent and each Lender, on the one hand, and Credit Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Secured Parties and Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 10.22       Keep Well. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty and Security Agreement in respect of Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the guaranties in respect of Swap Obligations have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.23       Waiver of Immunities. Each HK Credit Party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from: (a) suit; (b) jurisdiction of any court; (c) relief by way of injunction or order for specific performance or recovery of property; (d) attachment of its assets (whether before or after judgment); and (e) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings.

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ARTICLE XI.

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 11.01        Taxes.

(a)          Payments Free of Taxes. Except as required by a Requirement of Law, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other Liabilities with respect thereto (collectively, “Taxes”). If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount payable shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(b)          Other Taxes. In addition, Borrowers agree to pay, and authorize Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). Within 30 days after any payment of Other Taxes by any Credit Party, Borrowers shall furnish to Agent, at its address referred to in Section 10.02, evidence of payment reasonably satisfactory to Agent.

(c)          No Tax Advice. The Credit Parties hereby acknowledge and agree that (i) neither GACP nor any Affiliate of GACP has provided any Tax advice to any Tax Affiliate in connection with the transactions contemplated hereby or any other matters and (ii) the Credit Parties have received appropriate Tax advice to the extent necessary to confirm that the structure of any transaction contemplated by the Credit Parties in connection with this Agreement complies in all material respects with applicable federal, state and foreign Tax laws.

(d)          Indemnification. Borrowers shall reimburse and indemnify, within 30 days after demand, each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section) paid or payable by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this Section 11.01(d), setting forth the amounts to be paid thereunder and delivered to Borrower Representative with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

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(e)          Documentation from Lenders.

(i)          Non-U.S. Lender Party. Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding Tax or, after a change in any Requirement of Law, is subject to such withholding Tax at a reduced rate under an applicable Tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i), and (z) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) and/or W- 8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)         U.S. Lender Party. Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section and (D) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii)        Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this Section and provide them to Agent.

(iv)        If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower Representative any documentation under any Requirement of Law or reasonably requested by Agent or Borrower Representative sufficient for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(f)           If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section, it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 11.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section, in no event shall the Lender be required to pay any amount to a Credit Party pursuant to this Section 11.01(f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Credit Party or any other Person.

Section 11.02       Illegality. If any Lender shall determine that any Change in Law or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender to make LIBOR Rate Loans, then, on notice thereof by such Lender to Borrowers through Agent, the obligation of such Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and Borrower Representative that the circumstances giving rise to such determination no longer exists. Upon any such notice, Borrowers shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, together with any amounts required to be paid in connection therewith pursuant to Section 11.04.

Section 11.03        Increased Costs and Reduction of Return.

(a)          If any Lender shall determine that, due to a Change in Law,

(i)          there shall be any increase in the cost to such Lender of making, funding or maintaining any LIBOR Rate Loans or (ii) such Lender shall be subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposit reserves, other liabilities or capital attributable thereto, then Borrowers shall, within 30 days of demand therefor by such Lender (with a copy of such demand to Agent), pay to Agent, for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs or such Taxes.

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(b)          If any Lender shall have determined that (i) the introduction or any change in any Capital Adequacy Regulation, (ii) any interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iii) compliance by such Lender or any entity controlling the Lender with any Capital Adequacy Regulation, affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of this Agreement, then, within 30 days of demand of such Lender (with a copy to Agent), Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Capital Adequacy Regulation under this Section 11.03(b), regardless of the date enacted, adopted or issued.

(c)          Borrowers shall not be required to compensate any Lender pursuant to Section 11.03(a) or (b) for any amounts incurred more than 180 days prior to the date that such Lender notifies Borrower Representative, in writing, of its claim of compensation thereof; provided, that if the event giving rise to such increase is retroactive, then such 180-day period shall be extended to include the period of retroactive effect.

Section 11.04        Funding Losses. Borrowers agree to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of: (a) the failure of Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof); (b) the failure of Borrowers to make any prepayment after Borrowers have given a notice in accordance with Section 1.11; or (c) the prepayment (including pursuant to Section 1.08 or Article XI) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

Section 11.05       Inability to Determine Rates. If Agent or Required Lenders shall have determined in good faith that adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period or that the LIBOR for any requested Interest Period does not adequately and fairly reflect the cost to Lenders of funding or maintaining such Loan, Agent (either individually or upon direction of Required Lenders) will forthwith give notice of such determination to Borrower Representative and each Lender. Thereafter, interest on the Term Loan shall accrue and be payable at a reasonable equivalent of LIBOR.

Section 11.06       Reserves on LIBOR Rate Loans. Borrowers shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan; provided, that if Lender fails to give notice of such additional costs at least 15 days prior to such date, such additional interest shall be payable 15 days from receipt of such notice.

Section 11.07       Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this ARTICLE XI shall deliver to Borrower Representative (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrowers in the absence of manifest error.

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ARTICLE XII.

DEFINITIONS

Section 12.01      Defined Terms in Other Articles. The following terms are defined in the Sections referenced opposite such terms:

“Affected Lender”	10.19
“Agent Report”	9.04(c)
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	10.08(e)
“Borrower Representative”	Preamble
“Eligible Domestic Accounts”	2.01
“Eligible Foreign Accounts”	2.01
“Eligible Licensed Inventory”	2.02
“Event of Default”	8.01
“Indemnified Matters”	10.05(b)
“Indemnitees”	10.05(b)
“Investments”	6.04
“Lender”	Preamble
“Maximum Lawful Rate”	1.03(c)
“MNPI”	9.06(b)
“Mortgage Supporting Documents”	Schedule 3.01
“Other Taxes”	11.01(b)
“Participant Register”	10.07(e)
“Permitted Liens”	6.01
“Prepayment Fee”	1.09(b)
“Prepayment Period”	1.09(b)
“Protective Advance”	1.06
“Register”	1.05
“Restricted Payments”	6.10
“Replacement Lender”	10.19
“Sale”	10.07(a)
“Settlement Date”	1.11(a)
“Tax Returns”	4.10
“Taxes”	11.01(a)
“Term Loan Facility”	Recitals

Section 12.02       Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“2018 Convertible Notes” has the meaning of “Securities” as defined in the 2018 Indenture.

“2018 Indenture” means that certain Indenture, dated as of July 24, 2013, between JAKKS and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as trustee for the Holders (as defined therein), pursuant to which JAKKS issued the 2018 Convertible Notes.

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“2020 Convertible Notes” means the convertible senior notes due 2020 to be issued pursuant to the 2020 Indenture in an aggregate principal amount not to exceed $115,000,000.

“2020 Indenture” means that certain Indenture entered into on June 9, 2014, between JAKKS and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, as trustee for the Holders (as defined therein), pursuant to which JAKKS issued the 2020 Convertible Notes as further described in the 2020 OM.

“2020 OM” means that certain Offering Memorandum dated June 3, 2014, relating to the offering of $100,000,000 aggregate principal amount of convertible senior notes of JAKKS due 2020.

“ABL Agent” means (a) Wells Fargo Bank, National Association, in its capacity as agent for the ABL Lenders under the ABL Credit Agreement, (b) any successor to Wells Fargo Bank, National Association by assignment or otherwise and (c) any other party that may become agent under the ABL Credit Agreement in connection with a refinancing, renewal or replacement thereof.

“ABL Credit Agreement” means the Credit Agreement dated as of March 27, 2014 among the Borrower Representative, Borrowers, the Guarantors (as defined in the ABL Credit Agreement), the ABL Agent and the ABL Lenders, as the same has been amended prior to the Closing Date and may be amended, restated, amended and restated or otherwise modified from time to time as permitted by the Intercreditor Agreement.

“ABL Facility” means the secured revolving credit facility created pursuant to the ABL Credit Agreement and the other ABL Loan Documents.

“ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

“ABL Loan” means any extension of credit by a lender pursuant to the ABL Credit Agreement.

“ABL Loan Documents” means the ABL Credit Agreement and each other document related to or evidencing the ABL Facility, including the Loan Documents, as defined in the ABL Credit Agreement, as each may be amended, restated or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of Credit Parties, including the unpaid portion thereof, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a direct or indirect Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint- venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, that (a) no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary solely by reason of the provisions of the Loan Documents, and (b) Feder Kaszovitz LLP shall be deemed not to be an Affiliate of any Credit Party or any Subsidiary. For purposes of this definition, “control” means the possession of either (i) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agent” means GACP, in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.07.

“Aggregate Term Loan Commitments” means the sum of all of the Term Loan Commitments of the Lenders. As of the Closing Date, the Aggregate Term Loan Commitments are $20,000,000.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Advance Rate” means (a) with respect to Eligible Domestic Accounts, the lesser of (i) 10% and (ii) the remainder of 95% minus the corresponding advance rate under the ABL Credit Agreement (i.e., 10% as of the Closing Date, calculated as the remainder of 95% minus 85%), (b) with respect to Eligible Foreign Accounts, the lesser of (i) 20% and (ii) the remainder of 95% minus the corresponding advance rate under the ABL Credit Agreement (i.e., 20% as of the Closing Date, calculated as the remainder of 95% minus 75%).

“Applicable License Agreement” means any license which governs Eligible Licensed Inventory.

“Applicable Margin” means 9.00% per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Arbor Toys Company Limited” means Arbor Toys Company Limited, a company incorporated in Hong Kong with registered number 1011343.

“A.S. Design Limited” means A.S. Design Limited, a company incorporated in Hong Kong with registered number 453139.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 10.07 (with each consent required by Section 10.07), accepted by Agent, substantially in the form of Exhibit 10.07 or any other form approved by Agent.

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“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Availability” means “Availability” as defined in the ABL Credit Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of Borrowers on the same day by Lenders pursuant to ARTICLE I.

“Borrowing Base” means, the “Borrowing Base” as defined in the ABL Credit Agreement, as may be amended in accordance with the Intercreditor Agreement.

“Borrowing Base Certificate” means a certificate of Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 12.02(a), duly completed as of a date acceptable to Agent in its sole discretion.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City (and, in respect of any HK Credit Party, Hong Kong) and, when determined in connection with notices and determinations in respect of LIBOR or any LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means: (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government, (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, or (iii) solely with respect to Investments made by a Foreign Subsidiary, issued by, or unconditionally guaranteed by, Canada or the government of a country with similar credit quality rating and backed by the full faith and credit of Canada or such other government, as applicable; (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States; (d) any Dollar- denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia (and solely with respect to Investments made by a Foreign Subsidiary, any bank organized under the laws of a foreign jurisdiction that otherwise complies with the criteria in clause (a)(iii) above), (B) ”adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000; and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

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“Change in Control” means the time at which (a) any Person (including a Person's Affiliates and associates) or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the shareholders of JAKKS on the Closing Date) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of a percentage of the capital stock of JAKKS equal to at least twenty-five percent (25%), (b) there shall be consummated any consolidation or merger of JAKKS pursuant to which JAKKS’ capital stock would be converted into cash, securities or other property, other than a merger or consolidation of JAKKS in which the holders of such capital stock immediately prior to the merger have substantially the same proportionate ownership in the aggregate, directly or indirectly, of capital stock of the surviving Person immediately after the merger as it had of JAKKS’ capital stock immediately prior to such merger, (c) all or substantially all of JAKKS’ assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including any Affiliate or associate of JAKKS) in one or a series of transactions, (d) any Change of Management shall occur, unless on or before 90 days following the date of such Change of Management, a successor has commenced employment with JAKKS and is actively performing the functions of the departed individual, (e) except pursuant to a transaction permitted under Section 6.03, JAKKS shall fail to own less than the percentage interest of the issued and outstanding capital stock of each other Credit Party as set forth in the Perfection Certificate as of the Closing Date, free and clear of all Liens, other than Permitted Liens, (f) during any period of 12 consecutive months, a majority of the members of the board of directors of JAKKS cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board of directors or (iii) whose election or nomination to that board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board of directors (excluding, in the case of both clauses (ii) and (iii), any individual whose initial nomination for, or assumption of office as, a member of that board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), (g) any Person, or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of JAKKS, or control over the capital stock of JAKKS entitled to vote for members of the board of directors of JAKKS on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing thirty percent (30%) or more of the combined voting power of such securities, or (h) a “Fundamental Change” occurs under and as defined in the 2018 Indenture, the Oasis Convertible Note or the 2020 Indenture.

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“Change in Law” means any of the following: (a) the introduction of, or any change in, or in the interpretation of, any Requirement of Law after the Closing Date, (b) any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including any compliance thereto after the Closing Date, (c) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued and (d) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

“Change of Management” means if any of the individuals performing the functions of the president or chief financial officer, respectively, on the Closing Date shall cease for any reason to perform such functions, whether by reason of death, disability, resignation, action by the board of directors or shareholders of Borrowers, or otherwise.

“Closing Date” means June 14, 2018.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement, the HK Collateral Documents, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guaranties and other similar agreements pursuant to which any Credit Party or any other Person pledging or granting a lien on Collateral or guarantying the payment and performance of the Obligations now or hereafter delivered pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) contemplated thereunder.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment.

“Compliance Certificate” means a certificate given by Borrower Representative to Agent pursuant to Schedule 5.01, in substantially the form of Section 5.01.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consolidated Group” means JAKKS and all Persons whose financial results are consolidated with JAKKS for financial reporting purposes under GAAP.

“Contested in Good Faith” means contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained.

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“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in full or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, indenture, mortgage, deed of trust, instrument or other document (other than a Loan Document) to which such Person is a party or to which it or any of its Property is bound or subject.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among ABL Agent, Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and Credit Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent and ABL Agent, as applicable (subject to the Intercreditor Agreement).

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means each Borrower and each Guarantor.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Default Rate” means a per annum rate equal to 2% plus the rate otherwise applicable to such Term Loan as provided in Section 1.03(a).

“Disguise Limited” means Disguise Limited, a company incorporated in Hong Kong with registered number 1287686.

“Disqualified Institution” means, on any date, (a) any Person designated by Borrower Representative as a “Disqualified Institution” by written notice delivered to Agent prior to the date hereof, and (b) those Persons who are direct competitors of the Borrowers identified in writing by Borrower Representative to Agent from time to time, subject to the written consent of Agent; provided, that “Disqualified Institutions” shall exclude any Person that Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition. For the avoidance of doubt, Borrower Representative may not retroactively designate a Person as a Disqualified Institution after an assignment has been made to such Person.

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“Disney Entities” means Disney Consumer Products, Inc. and/or any one or more of its Affiliates, including, without limitation, including Disney Enterprises, Inc., Disney Consumer Products Latin America, Inc., Disney Interactive, Inc., Disney Children’s Book Group, LLC, Disney Licensed Publishing, Disney Publishing Worldwide, Inc., Walt Disney Company Limited, Walt Disney Company (Asia Pacific) Limited, Walt Disney Company (Australia) Pty Ltd., Walt Disney Company (Australia) Limited, Walt Disney Music Company, Walt Disney Music Company/Wonderland Music Company, Inc., Walt Disney Music Company/Wonderland Music Company, Inc./Five Hundred South Songs and Seven Peaks Music, Walt Disney Records (a division of ABC, Inc.), Marvel Characters, Inc., Marvel Enterprises Inc., Marvel Characters B.V., Spider-Man Merchandising L.P. and Lucasfilm Ltd.

“Disney Consent Agreement” means a consent and agreement of Disney consenting to, among other things, the grant of a security interest in favor of the Agent and the Agent’s ability to liquidate the Disney Inventory, in form and substance satisfactory to the Agent in the Agent’s Permitted Discretion.

“Disney Inventory” means Inventory that is subject to any license under which one or more Borrowers is the licensee and any Disney Entity is the Licensor and for which the Borrowers have obtained the Disney Consent Agreement.

“Disney License” means any Applicable License Agreement between any Credit Party and any Disney Entity.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 6.02(a), (c) and (d), and (b) the sale or transfer by a Borrower or any Subsidiary of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Dollars,” “dollars” and “$” each mean lawful money of the United States of America. “Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EBITDA” means, with respect to any period for any Person, (a) Net Income plus (b) without duplication and to the extent deducted in determining Net Income the sum of:

(i)            Interest Expense;

(ii)           provision for income tax expenses (or minus any income tax credits);

(iii)          depreciation and amortization expense;

(iv)          any non-cash expenses, non-cash charges or non-cash losses but excluding any non-cash expense, charge or loss that is an accrual of, or a reserve for, a cash expenditure to be made in a future period and any non-cash charge that relates to the write-down or write-off of Accounts and Inventory;

(v)           transaction fees and expenses incurred in connection with this consummation of this Agreement;

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(vi)          any loss (or minus any gain) from foreign currency translation;

(vii)         capital losses (or minus any capital gains) arising from any disposition, minus (c) without duplication and to the extent included in Net Income;

(viii)        interest income;

(ix)           any extraordinary gains and any non-cash gains or non-cash income;

(x)            income (or minus any loss) of any joint venture or other Person that is not a Subsidiary of a Borrower (except to the extent of the amount of dividends actually received in cash by any Borrower or any Subsidiary).

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Accounts” means, collectively, Eligible Domestic Accounts and Eligible Foreign Accounts.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorney Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary, whether on, prior or after the Closing Date.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

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“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement is duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is a direct or indirect Subsidiary of an Excluded Foreign Subsidiary.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by JAKKS to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of a Borrower to a Borrower or another Wholly-Owned Subsidiary of a Borrower constituting an Investment permitted hereunder and Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a controlled foreign corporation (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock and Stock Equivalents to secure, any Indebtedness (other than the Loans) of a Credit Party or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a) above. Notwithstanding the generality of the foregoing, in no event shall any of the JAKKS HK Credit Parties be an “Excluded Foreign Subsidiary.”

“Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guaranty of any Swap Obligations if, and only to the extent that and for so long as, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

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“Excluded Tax” means with respect to any Secured Party: (a) Taxes measured by net income (including branch profit Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed on any Secured Party as a result of being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) withholding Taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Secured Party under this Agreement in the capacity under which such Person makes a claim under Section 11.01(a) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 10.18) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 11.01(a); (c) Taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to (i); and (d) any United States federal withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Facilities” means, collectively, the ABL Facility and the Term Loan Facility.

““FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

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“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, by and among the Borrower Representative, the other Borrowers, GACP, and the other parties thereto, as amended, amended and restated, supplemented or replaced and in effect from time to time.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Final Satisfaction” means the date all of the following have occurred (a) payment and satisfaction in full of the Term Loan and all other Obligations under the Loan Documents, (b) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (c) to the extent requested by Agent, receipt by Agent and Secured Parties of liability releases from Credit Parties each in form and substance acceptable to Agent.

“Financial Statements” means with respect to each applicable accounting period, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such period and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such period, certified by an appropriate Responsible Officer of Borrower Representative as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Consolidated Group, subject to normal year-end adjustments and absence of footnote disclosures.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989. “Fiscal Quarter” means any of the quarterly accounting periods of Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to any period for the Consolidated Group, the ratio of (a) EBITDA to (b) Fixed Charges (but excluding from Fixed Charges the use of any funds by JAKKS to repurchase and prepay the purchase price for its common stock in accordance with Section 6.10(e)).

“Fixed Charges” means, with respect to any period for any Person, the sum of (a) Interest Expense, (b) the principal payments made or due on Indebtedness, (c) Restricted Payments, including cash dividends, and (d) federal income taxes and other taxes measured by net income actually paid in cash by the Consolidated Group.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

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“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination, applied consistently as provided in and subject to Section 12.04.

“GACP” means Great American Capital Partners and its successors.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, Taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self- regulatory organization (including the National Association of Insurance Commissioners).

“Guarantor” means JAKKS HK and each other Subsidiary of Borrowers that is or becomes a party to the Guaranty and Security Agreement, and any other Person that has guaranteed any Obligations.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, made by Credit Parties in favor of Agent, for the benefit of Secured Parties, as the same may be amended, restated, supplemented ort otherwise modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“HK Collateral Documents” means the HK Security Debenture, the HK Share Charge, the HK Security Trust and all documents delivered to Agent or any Lender in connection with any of the foregoing, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“HK Credit Parties” means Credit Parties incorporated or otherwise registered at the Hong Kong Companies Registry or Credit Parties otherwise having a place of business in Hong Kong.

“HK Security Debenture” means the Debenture dated as of the Closing Date, made by HK Credit Parties in favor of Agent for the benefit of Secured Parties in respect of all the assets and undertaking of HK Credit Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HK Security Trust” means the Security Trust dated as of Closing Date, made by HK Credit Parties in favor of Agent for the benefit of Secured Parties in respect of Collateral granted by HK Credit Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“HK Share Charge” means the Share Charge dated as of Closing Date, made by JAKKS, JAKKS Hong Kong and JAKKS Pacific (Asia) Limited in favor of Agent for the benefit of Secured Parties in respect of all the issued shares in the HK Credit Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

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“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than Accounts owing in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Stated Maturity Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Tax” means (a) any Tax other than an Excluded Tax and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, liquidation, receivership, administrative receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in clauses (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date by and between the Agent and the ABL Agent, and acknowledged by the Credit Parties and other parties thereto (if any), as amended, restated, or otherwise modified from time to time.

“Interest Expense” means, with respect to any period for any Person, total interest expense calculated in accordance with GAAP (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness, including all commissions, discounts and other fees and charges owed with respect to letters of credit for such period (in each case calculated without regard to any limitations on payment thereof).

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“Interest Payment Date” means, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued and ending on the date one, two or three months thereafter, as selected by Borrower Representative; provided, that:

(a)            if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Loan shall extend beyond the Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of Credit Parties, including all merchandise, raw materials, parts, supplies, works in progress and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“Investment Grade” means, in reference to any Person, that such Person has (a) a rating from S&P of (i) A-1 or better for its commercial paper or (ii) BBB or better for its long term debt, or (b) a rating from Moody's of (i) P-1 or better for its commercial paper or (ii) Baa or better for its long term debt.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“JAKKS Canada” means JAKKS Pacific (Canada), Inc., a company organized under the laws of the province of New Brunswick, Canada.

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“JAKKS HK” is a collective reference to each of JAKKS Hong Kong, JAKKS Pacific (Asia) Limited, Moose Mountain Toymakers Limited, Disguise Limited, A.S. Design Limited, Arbor Toys Company Limited, Kids Only, Limited and Tollytots Limited.

“JAKKS Hong Kong” means JAKKS Pacific (H.K.) Limited, a company incorporated in Hong Kong with registered number 468246.

“JAKKS Pacific (Asia) Limited” means JAKKS Pacific (Asia) Limited, a company incorporated in Hong Kong with registered number 971208.

“JV Entities” means each of Pacific Animation Partners, LLC, DreamPlay Toys, LLC, DreamPlay, LLC, JAKKS Pacific Trading Limited, JAKKS Meisheng Trading (Shanghai) Limited, and JAKKS Meisheng Animation (H.K.) Limited.

“Kids Only, Limited” means Kids Only, Limited, a company incorporated in Hong Kong with registered number 455075.

“Lender” means each Lender with a Term Loan Commitment (or if the Term Loan Commitments have terminated, who hold Term Loans).

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” on Schedule 10.02, or such other office or offices of such Lender as it may from time to time notify Borrower Representative and Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the greater of (i) 1.50% per annum, and (ii) the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“License Agreement Guaranty” means a guaranty by JAKKS of the obligations of any of its Subsidiaries owing to a Licensor under a licensing agreement between such Subsidiary and such Licensors.

“Licensor” means an owner of certain Intellectual Property that licenses all or any portion of such Intellectual Property to a Credit Party or any of its Subsidiaries.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means an amount equal to the sum of (a) Availability plus (b) all unrestricted and unencumbered (other than Liens created pursuant to any Loan Document or any ABL Loan Document and Liens of the type described in Section 6.01(n)) cash and Cash Equivalents of the Credit Parties (provided, that at any time fifteen (15) days after the Closing Date (or such later time as agreed to by the Agent), such cash and Cash Equivalents must be held in deposit accounts and/or securities accounts in the United States that are subject to Control Agreements granting “control” (as defined in the UCC) to the Agent over such deposit accounts and securities accounts.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Intercreditor Agreement, the Collateral Documents and all documents delivered to Agent and/or any Lender in connection with any of the foregoing, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in or a material adverse effect on any of (a) the condition (financial or otherwise) or prospects of any Credit Party or, business, performance, operations or Property of Credit Parties and their Subsidiaries taken as a whole, (b) the ability of any Credit Party or any other Person (other than Agent or Lenders) to perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document or the rights and remedies of Agent, Lenders and the other Secured Parties under any Loan Document. Without limiting the generality of the foregoing, any event or occurrence which results or would reasonably be expected to result in Liabilities to Credit Parties in excess of $5,000,000 individually or in the aggregate shall be deemed to have a Material Adverse Effect.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Meisheng Transaction” means the acquisition by Hongkong Meisheng Cultural Company Limited of additional shares of common stock of the Borrower Representative, resulting in the increase of Hongkong Meisheng Cultural Company Limited’s shareholdings and voting rights in the Borrower Representative to 51%.

“Moose Mountain Toymakers Limited” means Moose Mountain Toymakers Limited, a company incorporated in Hong Kong with registered number 540751.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

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“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined in accordance with GAAP.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of a Borrower.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser acceptable to Agent.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, as well as insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction Taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) so long as no Default or Event of Default has occurred and is continuing, all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Term Note and “Notes” means all such Notes.

“Oasis Convertible Note” means the convertible senior note due November 1, 2020 issued to Oasis Investments II Master Fund Ltd. in a face amount of $21,550,000.

“Obligations” means all Term Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor.

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“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax, other than any such connection arising solely from Secured Party having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected as a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or any related document, or sold or assigned an interest in any Loan or Loan Document.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto. “Perfection Certificate” means a written certificate from Borrower Representative setting forth certain information regarding Credit Parties and their Properties as contemplated by ARTICLE IV, in form and substance acceptable to Agent and attached hereto as Schedule 4.21.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of (A) Indebtedness permitted under Section 6.05(c) or (d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Indebtedness being refinanced or extended; or (B) Indebtedness under the ABL Loan Documents, to the extent permitted under the Intercreditor Agreement and subject to joining the Intercreditor Agreement or entering into another intercreditor agreement acceptable to Agent.

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“Permitted Surety Bonds” means unsecured guaranties and reimbursement obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guaranty and similar obligations in an aggregate amount not to exceed $100,000.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Prepaid Principal Amount” means the principal amount of the Term Loan (including, if applicable, the amount of any capitalized interest) that (a) is voluntary or mandatorily prepaid by the Borrowers, or (b) has become or is deemed to be due and payable in accordance with ARTICLE VIII.

“Property” means any interest in any kind of property or asset (other than cash), whether real, personal or mixed, and whether tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) designed to provide protection against fluctuations in interest or currency exchange rates and any other agreements or arrangements designed to provide such protection.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, investor, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in ARTICLE III) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

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“Required Lenders” means at any time (a) Lenders then holding more than 50% of the sum of the Aggregate Term Loan Commitment then in effect, or (b) if the Aggregate Term Loan Commitments have terminated, Lenders then holding more than 50% of the sum of the aggregate unpaid principal amount of Term Loans then outstanding.

“Requirement of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the Term Loan Borrowing Base (a) reserves established by Agent from time to time against Eligible Accounts pursuant to Section 2.01 and Eligible Licensed Inventory pursuant to Section 2.02, and (b) such other reserves against Eligible Accounts or Eligible Licensed Inventory that Agent may, in its Permitted Discretion, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be an exercise of Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer or the president of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Lender or any Credit Party or any of their respective Subsidiaries or Affiliates.

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“Secured Party” means Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Share Increase Transaction” means the acquisition (including the Meisheng Transaction) by a Person of shares of common stock of the Borrower Representative that has been approved by Required Lenders in their sole and absolute discretion and which results in the increase of such Person’s shareholdings and voting rights in the Borrower Representative to 51% or greater.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Foreign Subsidiaries” means each of JAKKS Pacific (UK) Ltd., a company organized under the laws of the United Kingdom, JAKKS Pacific Iberia, S.L., a company organized under the laws of Spain, JAKKS France, S.A.S., a company organized under the laws of France, JAKKS Pacific Germany GmbH, a company organized under the laws of Germany, JKP Mexico Holdings, S.A. de C.V., JAKKS Pacific (Canada), Inc., a company organized under the laws of Canada, and JKID, Ltd. a company organized under the laws of the United Kingdom.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stated Maturity Date” means June 14, 2021.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

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“Subordinated Indebtedness” means (a) the 2018 Convertible Notes, the Oasis Convertible Note, the 2020 Convertible Notes and (b) any Indebtedness of any Credit Party or any Subsidiary which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent in its sole discretion.

“Subordinated Indebtedness Documents” means, collectively, the documents evidencing the Subordinated Indebtedness, if any.

“Subordination Agreement” means any subordination agreement by and among Agent, Credit Parties and the issuer of any Subordinated Indebtedness on terms and conditions satisfactory to Agent in its sole discretion, as the same may be amended, restated and/or modified from time to time subject to the terms thereof. For purposes of this definition, the Intercreditor Agreement is not a Subordination Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless the context provides otherwise, each reference to Subsidiary under the Loan Documents shall be deemed to be a reference to a Subsidiary of a Credit Party. For the avoidance of doubt, DreamPlay, LLC shall not be deemed to be a “Subsidiary” hereunder for as long as JAKKS does not increase its 5% ownership therein as in effect on the Closing Date.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Affiliate” means, (a) each member of the Consolidated Group, (b) each other Credit Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Term Loan” means an extension of credit by a Lender to the Borrowers, including any Protective Advance.

“Term Loan Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum of:

(1) the Applicable Advance Rate of the book value of the Eligible Domestic Accounts at such time; plus

(2) the Applicable Advance Rate of the book value of the Eligible Foreign Accounts at such time; plus

(3) 90% of the Net Orderly Liquidation Value of Eligible Licensed Inventory; minus

(4) the then-current amount of all Reserves.

“Term Loan Commitment” means for each Lender, the amount set forth opposite such Lender’s name in Schedule 1 under the heading “Term Loan Commitments” as such amount as the same may be reduced or increased from time to time in accordance with this Agreement.

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“Term Loan Outstandings” means, as of any date of determination, the aggregate outstanding principal balance of the Term Loans made under this Agreement.

“Term Loan Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment, divided by the Aggregate Term Loan Commitment; provided that following acceleration of the Term Loan, such term means, as to any Lender, the percentage equivalent of the principal amount of the Term Loan held by such Lender, divided by the aggregate principal amount of the Term Loan held by all Lenders.

“Term Loan Push-Down Reserve” means the amount, as of any date of determination, equal to the difference, if a positive number, between the Term Loan Outstandings minus the Term Loan Borrowing Base.

“Term Note” means a promissory note of Borrowers payable to a Lender in substantially the form of Exhibit 12.02(b), evidencing Indebtedness of Borrowers under the Commitment of such Lender, as the same may be amended, restated, supplemented ort otherwise modified from time to time.

“Termination Date” means the earliest to occur of (i) June 14, 2021, (ii) the date of termination of the ABL Credit Agreement, (iii) the date that is 91 days prior to the maturity of the 2020 Convertible Notes,, (iv) the date that is 91 days prior to the maturity of the Oasis Convertible Notes, or (v) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with ARTICLE VIII.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Tollytots Limited” means Tollytots Limited, a company incorporated in Hong Kong with registered number 1251086.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trigger Period” means the period (a) commencing on the day that (i) an Event of Default occurs or (ii) Availability is less than $5,000,000 and (b) continuing until the date that (i) no Event of Default exists and (ii) Availability has been equal to or greater than $5,000,000 for a period of 60 consecutive calendar days.

“TRU Event” means the bankruptcy and subsequent liquidation of Toys “R” Us, Inc. and its subsidiaries.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

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“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

Section 12.03       Other Interpretive Provisions.

(a)          Defined Terms. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)          The Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document; and section, schedule and exhibit references are to such Loan Document unless otherwise specified.

(c)          Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)          Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. All references to time shall be based upon New York time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of any Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)          Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including the Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)           Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

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Section 12.04       Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Consolidated Group shall be given effect for purposes of measuring compliance with any provision of ARTICLE VI or ARTICLE VII unless Borrowers, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in ARTICLE VI and ARTICLE VII shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary at “fair value.” A breach of a financial covenant contained in ARTICLE VII shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

Section 12.05       Payments. Agent may set up commercially reasonable standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party. Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. Agent may round up or down, and may set up commercially reasonable appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 12.06       Intercreditor Agreement. Each Lender hereby (a) agrees that this Agreement and the other Loan Documents, and the rights and remedies of the Agent and the Lenders hereunder and thereunder, are subject to the terms of the Intercreditor Agreement (and to the extent any term of this Agreement or any other Loan Document conflicts or is inconsistent with the terms thereof, the terms of the Intercreditor Agreement shall control), (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

“Borrowers”

JAKKS PACIFIC, INC.	MOOSE MOUNTAIN MARKETING, INC.

By:	By:
Name:	Name:
Title:	Title:

MAUI, INC.	KIDS ONLY, INC.

By:	By:
Name:	Name:
Title:	Title:

DISGUISE, INC.

By:
Name:
Title:

JAKKS SALES LLC

By:
Name:
Title:

“Borrower Representative”

JAKKS PACIFIC, INC.

By:
Name:
Title:

[Signature Page to Term Loan Agreement]

“Guarantors”

JAKKS PACIFIC (H.K.) LIMITED	JAKKS PACIFIC (ASIA) LIMITED

By:	By:
Name:	Name:
Title:	Title:

DISGUISE LIMITED	MOOSE MOUNTAIN TOYMAKERS LIMITED

By:	By:
Name:	Name:
Title:	Title:

A.S. DESIGN LIMITED	ARBOR TOYS COMPANY LIMITED

By:	By:
Name:	Name:
Title:	Title:

KIDS ONLY, LIMITED	TOLLYTOTS LIMITED

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Term Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GACP FINANCE CO., LLC, as Agent

By:
Name:
Title:

GACP II L.P., as a Lender

By:
Name:
Title:

[Signature Page to Term Loan Agreement]